UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BBCN Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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3731 Wilshire Boulevard, Suite 1000

Los Angeles, CA 90010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on Thursday, June 26, 2014

TO OUR STOCKHOLDERS:

We are pleased to announce that BBCN Bancorp, Inc., a Delaware corporation (“BBCN” or the “Company”), will hold its Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, June 26, 2014 at 10:30 a.m. Pacific Time at the Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California 90005. At the Annual Meeting, we will ask you to vote on the following matters:

1. Election of Directors. You will have the opportunity to elect nine persons to serve as members of our board of directors until our next Annual Meeting and until their successors are elected and qualified. The following nine persons are our nominees for election:

Louis M. Cosso

Jin Chul Jhung

Kevin S. Kim

Peter Y.S. Kim

Sang Hoon Kim

Chung Hyun Lee

David P. Malone

Scott Yoon-Suk Whang

Dale S. Zuehls

2. Ratification of Appointment of Independent Registered Public Accounting Firm. You will be asked to ratify the appointment of KPMG, LLP as our independent registered public accounting firm for the year ending December 31, 2014.

3. Nonbinding Advisory Vote on Executive Compensation. You will have the opportunity to cast a nonbinding, advisory vote on whether to approve the compensation of the Company’s executive officers named in the summary compensation table of the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the executive compensation tables and narrative discussion contained in the attached Proxy Statement.

4. Nonbinding Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation. You will have the opportunity to cast a nonbinding advisory vote on whether you would prefer an advisory vote on executive compensation every year, every two years, or every three years.

5. Other Business. If other business is properly raised at the meeting or any postponement or adjournment thereof you may be asked to vote on these matters as well.

We cordially invite all stockholders to attend this meeting in person. Only stockholders of record as of the close of business on May 2, 2014, however, will be entitled to vote at the meeting or at any postponement or adjournment thereof.

The Board of Directors recommends that you vote in favor of the election of the above nominees, in favor of Proposals 2 and 3, and for the option of every year on Proposal 4.

Your vote is important. Whether or not you expect to attend the Annual Meeting, please vote your Proxy by Internet or telephone, or mail your Proxy in the envelope provided. You may revoke this Proxy at any time prior to the Annual Meeting and, if you attend the Annual Meeting, you may vote your shares in person.

BY ORDER OF THE BOARD OF DIRECTORS

Kevin S. Kim Chairman, President & CEO

DATED:	May 30, 2014
Los Angeles, California

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 26, 2014

This Proxy Statement and the Company’s 2013 Annual Report to Stockholders available electronically online at http://investors.bbcnbank.com/GenPage.aspx?IID=4055174&GKP=210421.

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3731 Wilshire Boulevard, Suite 1000

Los Angeles, CA 90010

PROXY STATEMENT

For the

Annual Meeting of Stockholders

To be Held on June 26, 2014

GENERAL INFORMATION

BBCN Bancorp, Inc. (the “Company” or “BBCN Bancorp”) is a registered financial holding company and BBCN Bank (the “Bank”) is our wholly owned subsidiary. This Proxy Statement contains information about our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 26, 2014 at the Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California at 10:30 a.m., Pacific Time, and any postponements or adjournments thereof. The date of this Proxy Statement is May 30, 2014, and we will be mailing it to stockholders on or about that date.

Why Did You Send Me this Proxy Statement?

We have sent you this Proxy Statement and the enclosed Proxy Card because our board of directors is soliciting your vote for use at the 2014 Annual Meeting of Stockholders.

This Proxy Statement summarizes the information you need to know to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed Proxy Card by mail. You may also vote by Internet or telephone, as instructed on the Proxy Card.

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting is May 2, 2014 (the “Record Date”). On that date, 79,490,899 shares of our common stock were outstanding, which is our only class of voting stock. Along with this Proxy Statement and a Proxy Card, we are also sending you our 2013 Annual Report to Stockholders for the year ended December 31, 2013. Electronic copies of this Proxy Statement and the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2013 are also available electronically online at http://investors.bbcnbank.com/GenPage.aspx?IID=4055174&GKP=210421. You may request printed copies by mail addressed to BBCN Bancorp, Inc., Attn.: Investor Relations, 3731 Wilshire Boulevard, Suite 1000, Los Angeles, CA 90010, by telephoning Ms. Angie Yang at (213)  251-2219 or via email to investor@bbcnbank.com or angie.yang@bbcnbank.com.

What Vote is Required for Each Proposal?

•

Election of Directors. The nine director nominees who receive the most votes will be elected. Accordingly, if you do not vote for a particular nominee or you indicate “withhold authority to vote” for a particular nominee on your Proxy Card, your abstention will have no effect on the election of directors.

•

Ratification of Selection of Independent Registered Public Accounting Firm. Stockholder ratification of the Audit Committee’s selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm is not required. We are submitting the selection of KPMG to you for ratification to obtain our stockholders’ views. To be approved, the ratification must receive a “FOR” vote from the majority of shares present and entitled to vote on the proposal. If you abstain, your abstention will have the effect of a vote “AGAINST” the proposal. If the stockholders do not ratify the selection of KPMG, our Audit Committee will reconsider whether to retain KPMG. Even if the selection is ratified, we may, in our discretion, appoint a different independent registered public accounting firm at any time during the year if we determine that such a change would be in the best interest of the Company and our stockholders.

•

Non-binding Advisory Vote to Approve the Company’s Executive Compensation. This proposal gives you the opportunity to indicate whether you approve the compensation of the executive officers identified in our Summary Compensation Table in this Proxy Statement, as described in the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion contained herein. Because your vote is advisory, it will not be binding upon the board and may not be construed as overruling any decision by the board or Human Resources and Compensation Committee. However, the board and the Human Resources and Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements. To be approved, this proposal must receive a “FOR” vote from the majority of shares present and entitled to vote on the proposal. If you abstain, your abstention will have the effect of a vote “AGAINST” this proposal.

•

Nonbinding advisory stockholders vote on the frequency of future advisory votes on executive compensation. You will have the opportunity to cast a nonbinding advisory vote on whether you would prefer an advisory vote on executive compensation every year, every two years, or every three years. Because your vote is advisory, it will not be binding upon the board and may not be construed as overruling any decision by the board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements. If you abstain, your abstention will have the effect of a vote “AGAINST” this proposal.

How Many Votes Do I Have?

Each share of common stock that you own entitles you to one vote. The Proxy Card indicates the number of shares of common stock that you own. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

How Do I Vote by Proxy?

Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed Proxy Card and return it promptly in the envelope provided. You may also vote by Internet or telephone as described on the enclosed Proxy Card. Returning the Proxy Card will not affect your right to attend the meeting and vote in person, but will assure that your vote is counted if you become unable to attend the meeting.

If you properly fill in your Proxy Card and send it to us in time to vote or you timely vote by Internet or telephone, your “proxies” (the individuals named on your Proxy Card) will vote your shares as you have directed. If you sign the Proxy Card but do not make specific choices, your proxies will vote your shares as recommended by the board of directors as follows:

•	“FOR” the election of each of the nine director nominees;

•	“FOR” ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2014;

•	“FOR” approval, on a non-binding advisory basis, of the Company’s executive compensation as described in this Proxy Statement;

•	“FOR” the option of “every year” as the preferred frequency for future advisory votes on executive compensation; and

•	in the discretion of the proxies as to any other matter that may properly come before the meeting or any postponement or adjournment thereof.

If you hold your shares of our common stock in “street name” (that is, through a broker or other nominee) and you fail to instruct your broker or nominee as to how to vote your shares of common stock, your broker or nominee may, in its discretion, vote your shares, “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2014. Under applicable stock exchange requirements, brokers holding shares beneficially owned by their clients are not permitted to cast votes with respect to the election of directors, on the advisory vote to approve executive compensation, or on the frequency of future advisory votes on executive compensation, unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors and the other proposals described in this Proxy Statement is counted.

Can I Change My Vote After I Return My Proxy Card?

Yes. Even after you have submitted your Proxy Card, you may change your vote or revoke your Proxy Card at any time before the vote is taken if:

•	you file either a written revocation of your Proxy or a duly executed Proxy bearing a later date than your previous Proxy with our Legal Department prior to the meeting; or

•	you attend the meeting and vote in person. However, your presence at the meeting will not revoke your Proxy unless and until you vote in person.

How Do I Vote by Telephone or the Internet

Stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their Proxy Cards or voting instruction cards by telephone or Internet. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in our stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your Proxy Card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

Stockholders of record in their own name may submit their proxies:

•	through the Internet by visiting a website established for that purpose at www.investorvote.com/BBCN and following the instructions provided on that website, or

•	by telephone by calling the toll-free number [1-800-652-VOTE (8683)] in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

How Do I Vote in Person?

If you plan to attend the meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring a properly executed legal Proxy from the nominee authorizing you to vote the shares and indicating that you were the beneficial owner of the shares at the close of business on May 2, 2014, the record date for voting.

What Are the Recommendations of the Board of Directors?

Our board of directors recommends that you vote “FOR”:

•	the election of each of the named director nominees;

•	the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2014;

•	approval, on a non-binding basis, of the executive compensation described in this Proxy Statement; and

•	in favor of the option of “every year” as the preferred frequency for future advisory votes on executive compensation.

What Constitutes a Quorum and What Will Be the Effect of Broker Non-Votes?

To establish a quorum for the transaction of business at the Annual Meeting, a majority of the shares of our common stock outstanding on the record date must be present, either in person or by Proxy. We will count abstentions for purposes of establishing the presence of a quorum at the meeting. “Broker non-vote” is the term commonly used to describe the situation in which a broker who is present at a stockholder meeting cannot vote shares with respect to a particular proposal under applicable stock exchange rules because the broker has not received voting instructions from the broker’s customer and the proposal is not considered a routine matter under applicable stock exchange rules. Broker non-votes will be counted for purposes of determining the presence of a quorum at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or by proxy and entitled to vote with respect to a particular proposal.

Who Will Pay the Costs of Solicitation of Proxies?

The Company will bear the cost of this solicitation of proxies, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the additional materials used in this solicitation of proxies. The proxies will be solicited principally by mail, but our directors, officers and regular employees may solicit proxies personally or by telephone. Although there is no formal agreement to do so, we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these Proxy materials to their principals. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with the solicitation of proxies. We may engage the services of Georgeson, a wholly owned subsidiary of our transfer agent, Computershare, to seek proxies of custodians such as brokers who hold shares which belong to other people. If we do the service will cost approximately $5,000.

Will Any Other Matters Be Considered at the Annual Meeting?

We are not aware of any matters to be presented at the Annual Meeting other than the proposals discussed in this Proxy Statement. If other matters are properly presented at the Annual Meeting and may properly be acted upon, then the persons named as proxies will have the authority to vote all properly executed proxies in accordance with the direction of the board of directors, or, if no such direction is given, in accordance with the judgment of the persons holding such proxies on any such matter, including any proposal to adjourn or postpone the meeting.

How Do I Present Proposals or Director Nominees for Consideration at Next Year’s Annual Meeting of Stockholders?

You may submit proposals for new business or director nominees for consideration at future stockholder meetings. To be eligible for consideration at an annual meeting of stockholders, any such proposal for new business or director nominees must be submitted in writing sufficiently in advance to be received by our Legal Department no less than 100 days nor more than 120 days prior to the anniversary date of the previous year’s Annual Meeting, unless the Annual Meeting is moved to a date that is more than 30 days before or after such anniversary date, in which case the notice must be received not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting is first given or made by us. Such notice must also comply with the provisions of our bylaws requiring submission of information regarding the new business proposal or nomination and the person or persons submitting it.

For a stockholder proposal regarding new business to be considered for inclusion in our Proxy Statement for our annual meeting of stockholders next year, proposals will also need to comply with timing and other requirements of Securities and Exchange Commission (“SEC”) Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

The persons named as proxies for the 2015 Annual Meeting of stockholders will have discretionary authority to vote on any stockholder proposal which is not included in our Proxy materials for the meeting, unless we receive notice of the proposal by April 15, 2015. If we receive proper notice by that date, the proxies will not have discretionary voting authority except as provided in the SEC regulations regarding stockholder proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Who are the Largest Owners of Our Common Stock?

The following table sets forth information known to the Company as of the Record Date regarding the beneficial owners of more than five percent of the outstanding shares of the Company’s common stock.

Beneficial Owners of More than Five Percent

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
BlackRock, Inc.	8,236,262	(2)	10.36%
40 East 52nd Street, New York, NY 10022
Fidelity Management & Research Company	7,233,081	(3)	9.10%
245 Summer Street, Boston, MA 02210-1133
The Vanguard Group	4,625,841	(4)	5.82%
100 Vanguard Boulevard, Malvern, PA 19355-2331

(1)	We have relied on the filings with the SEC on Schedule 13G of each of the listed stockholders in determining how many shares each stockholder owns. The public filings on Schedule 13G, including any amendments thereto, by these stockholders reflect ownership information as of December 31, 2013.
(2)	Based solely upon information contained in a Schedule 13G/A filed with the SEC on January 10, 2014, BlackRock, Inc. has sole power to vote or direct the vote of 8,017,231 shares; and sole power to dispose of or direct the disposition of 8,236,262 shares.
(3)	Based solely upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2014, Fidelity Management & Research Group has sole power to vote 725,173 shares; and sole power to dispose or to direct the disposition of 7,233,081 shares.
(4)	Based solely upon information contained in a Schedule 13G/A filed with the SEC on February, 11, 2014, The Vanguard Group has sole power to vote or direct the vote of 125,009 shares; sole power to dispose or to direct the disposition of 4,506,532 shares; and shared power to dispose of or to direct the disposition of 119,309 shares.

How Much Stock do our Directors and Executive Officers Own?

The following table shows the beneficial ownership of our common stock as of the Record Date for (i) each of our directors, (ii) each of our Executive Officers, and (iii) all directors and executive officers as a group.

Beneficial Ownership of Directors and Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Directors
Steven D. Broidy	25,000	(3)	*
Louis M. Cosso	22,500		*
Jin Chul Jhung	232,609	(4)	*
Kevin S. Kim	475,683	(5)	*
Peter Y.S. Kim	912,888	(6)	1.15%
Sang Hoon Kim	875,127	(7)	1.10%
Chung Hyun Lee	256,535	(8)	*
David P. Malone	0		*
Jesun Paik	60,333		*
Scott Yoon-Suk Whang	59,602	(9)	*
Dale S. Zuehls	0		*
Executive Officers
Kyu S. Kim	5,548	(10)	*
Cha Y. Park	0		*
Douglas J. Goddard	5,400		*
Sook K. Goo	31,946	(11)	*
Daniel H. Kim	0		*
David W. Kim	0
Jason K. Kim	92,061
Mark H. Lee	11,768		*
Brian E. Van Dyk	2,496		*
Johann Minkyun You	0		*
All Directors and Executive Officers as a Group (21 Individuals)	3,069,496		3.86%

*	Indicates holdings of less than 1%.
(1)	Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated or if stock is held as separate property) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person (and/or such person’s spouse) is the sole beneficiary and has pass-through voting rights and investment power.
(2)	This percentage is based on the total number of shares of the Company’s common stock outstanding as of the Record Date, May 2, 2014, which was 79,490,899.
(3)	Shares held by Broidy Revocable Trust.
(4)	Includes 189,193 shares gifted to an irrevocable trust with his spouse as sole trustee. Includes 23,415 stock options vested and exercisable under the 2006 Plan.
(5)	Includes 6,666 performance units vested under the 2007 Plan.
(6)	Includes 23,415 stock options vested and exercisable under the 2006 Plan. Includes 390,000 shares gifted to his children which Mr. Kim retains the sole voting and investment power.
(7)

Includes 211,842 shares held by a trust of which Sang Hoon Kim is a trustee, and 5,317 shares held by other relatives of Mr. Kim, as to all of which shares Mr. Kim has shared voting and investment power pursuant to agreements with the record owners of the shares. Also includes 214,266 shares held by Mr. Kim’s wife as separate property, all of which are pledged, as to which shares Mr. Kim has shared voting and investment power. Mr. Kim also owns 400,287 shares directly. Includes 23,415 stock options vested and exercisable under the 2006 Plan.
(8)	Includes 23,415 stock options vested and exercisable under the 2006 Plan.
(9)	Includes 19,933 shares owned by revocable trust.
(10)	800 performance units scheduled to vest on June 26, 2014.
(11)	Includes 23,415 stock options vested and exercisable options under the 2006 Plan.

Who are the Named Executive Officers?

The Named Executive Officers, whom we also refer to as NEOs, are (i) each person who served as our Chief Executive Officer for any period of time during 2013; (ii) each person who served as our Chief Financial Officer for any period of time during 2013; and (iii) each of the other three most highly compensated executive officers employed by us as of December 31, 2013, whose total compensation for services rendered to us in all capacities during 2013 exceeded $100,000 and one former executive officer who would have been so included on the basis of his 2013 compensation if he had remained an employee at year end. For 2013, the NEOs include Kevin S. Kim, Douglas J. Goddard, Kyu S. Kim, Mark H. Lee and Jason K. Kim, as well as our former Chief Executive Officer Alvin D. Kang, former Chief Financial Officer Philip E. Guldeman and former BBCN Bank Chief Executive Officer Soo B. Min.

WHAT IS THE BACKGROUND OF OUR CURRENT EXECUTIVE OFFICERS?

Kevin S. Kim, 57. Mr. Kim is Chairman, President and Chief Executive Officer of BBCN Bancorp and BBCN Bank. He has been President and Chief Executive Officer of BBCN Bancorp since March 2013 and of BBCN Bank since April 2014. He has been Chairman of the board of directors of BBCN Bancorp since May 2012 and of BBCN Bank since December 2011. Formerly a director of Center Financial Corporation and Center Bank from 2008 until the merger of equals with Nara Bancorp, Inc. and Nara Bank that was completed on November 30, 2011, Mr. Kim was the lead negotiator from Center resulting in the creation of BBCN. Prior to joining BBCN as the President and Chief Executive Officer of the holding company, Mr. Kim practiced law for 18 years, with a focus on corporate and business transactions, business acquisitions, tax planning, and real estate transactions. Mr. Kim began his professional career as a Certified Public Accountant working for approximately 10 years at two of the largest public accounting firms. Mr. Kim is a member of the Board of Directors of the Los Angeles Area Chamber of Commerce. He received a B.A. degree with a major in English and a minor in International Trade from Hankuk University of Foreign Studies in Seoul, Korea, an M.B.A. degree from the Anderson School of Management, the University of California, Los Angeles, and a J.D. degree from Loyola Law School in California. Mr. Kim is a graduate of the ABA Stonier Graduate School of Banking, University of Pennsylvania, and earned the Wharton Leadership Certificate from The Wharton School Aresty Institute of Executive Education.

Kyu S. Kim, 53. Ms. Kim was promoted to Senior Executive Vice President of BBCN Bank effective May 1, 2013 and was appointed Chief Operating Officer effective August 2, 2013. Previously, she served as Executive Vice President and Chief Commercial Banking Officer of BBCN Bank upon the merger of Nara Bank and Center Bank completed on November 30, 2011. Prior to the merger, Ms. Kim, who we credit with building Nara Bank’s eastern region presence from the ground up, was the Executive Vice President and Eastern Regional Manager for Nara Bank from April 2008 through November 2011. Previously, she held the titles Senior Vice President and Eastern Regional Manager from October 2005 through March 2008, and Deputy Regional Manager from July 2003 to September 2005. Ms. Kim also served as the Manhattan Branch Manager from February 2000 to September 2005 and Flushing Branch Manager from September 1998 to February 2000. Prior to joining the Bank, Ms. Kim was Vice President and Chief Credit Officer at the former Chicago-based Foster Bank from March 1990 to September 1997. Ms. Kim received her B.B.A. degree in Finance from the University of

Wisconsin, Oshkosh. She completed the Graduate School of Banking at the University of Wisconsin, Madison and the ABA Stonier Graduate School of Banking at the University of Pennsylvania. Ms. Kim also earned the Wharton Leadership Certificate from The Wharton School Aresty Institute of Executive Education.

Cha Y. Park, 56. Ms. Park joined BBCN Bank as Senior Executive Vice President and Chief Retail Banking Officer effective January 2, 2014. Prior to joining BBCN Bank, Ms. Park was the Senior Area Manager at HSBC Bank USA, N.A. and HSBC Securities (USA) Inc., overseeing traditional banking and brokerage operations, as well as mortgage sales, for HSBC’s Southern California network. Ms. Park began her banking career in 1981 with Bank of America where she served 27 years in various positions of increasing responsibility. From May 2006 through February 2008, she was the Regional Premier Executive for Los Angeles, Ventura and Santa Barbara counties. From October 1997 through April 2006, Ms. Park served as Market Manager leading multiple Premier Banking & Investments teams in Southern California. Prior to this, she held several Branch Manager positions in various Korean-American communities and spearheaded Bank of America’s Small Business Investment Program Task Force. Ms. Park earned a B.A. degree in Business Economics from the University of California, Los Angeles. She has also completed the Graduate School of Retail Bank Management at the University of Virginia, the Advanced Leadership Program at Stanford University and the HSBC Risk Management Program in Hong Kong. Ms. Park is a Certified Financial Planner.

Douglas J. Goddard, 62. Mr. Goddard assumed the position of Executive Vice President and Chief Financial Officer of BBCN Bancorp and BBCN Bank on April 1, 2013, after having served as the Deputy Chief Financial Officer since the merger of Nara Bancorp, Inc. and Center Financial Corporation completed on November 30, 2011. Mr. Goddard has nearly 30 years of experience in financial management in the commercial banking sector. Prior to the merger, he served as Interim Chief Financial Officer of Center Financial Corporation beginning in June 2010. From 1997 through 2009, Mr. Goddard served as Executive Vice President and Chief Financial Officer of the former First Federal Bank of California, which was placed into receivership by the FDIC in December 2009. He also was involved in several other bank acquisitions in his prior positions at California United Bank and Pasadena-based Community Bank. Mr. Goddard began his professional career as an auditor in 1974 at KPMG LLP. A Certified Public Accountant, Mr. Goddard earned a bachelor’s degree in economics and accounting from Claremont McKenna College, where he graduated cum laude with departmental honors.

Sook Kyong Goo, 60. Ms. Goo was named Executive Vice President and Chief Operations Administrator of BBCN Bank effective December 1, 2011. Prior to the merger of equals creating BBCN, she was promoted to Executive Vice President and Chief Operations Officer of Center Bank in [month] 2011, after having joined Center in 2007 as Senior Vice President and Chief Operations Officer. Ms. Goo has more than 25 years of experience in banking operations. Previously, Ms. Goo served as Senior Vice President and Chief Operations Officer of Hanmi Bank, where she oversaw all operations functions. Ms. Goo was also instrumental in the merger process during Hanmi’s acquisition of Pacific Union Bank in 2004, where she had been previously employed since 1990. Ms. Goo began her career in banking in 1987 as a teller with Glendale Federal Savings and Loan Association. She earned a B.A. degree in Communications from Ewha Women’s University in Seoul, Korea.

Daniel H. Kim, 47. Mr. Kim joined BBCN Bancorp as Executive Vice President and Chief Planning Officer effective November 25, 2013. Prior to joining BBCN Bancorp, he was the Executive Vice President, Chief Financial Officer and Corporate Secretary of the former Saehan Bancorp, Inc. Having joined Saehan in September 2003, Mr. Kim directly supervised and provided oversight of numerous departments within the organization, including accounting/investment, central operations administration, human resources, IT, compliance and Bank Secrecy Act (“BSA”) requirements. In addition, Mr. Kim has served as Acting President of Saehan during the interim periods of October 2010 through April 2011 and since November 1, 2013. From May 1997 to August 2003, Mr. Kim served as First Vice President and Manager of the accounting, corporate planning and investment departments of the former Pacific Union Bank, during which time he successfully consummated that bank’s initial public offering. Mr. Kim began his banking career in June 1991 at the former Center Bank, where he last served as Assistant Vice President and Accounting/Investment Officer. Mr. Kim earned a B.A. degree in economics/business from the University of California, Los Angeles.

David W. Kim, 48. Mr. Kim was appointed Executive Vice President, Chief Administrative Officer and General Counsel of BBCN Bank effective April 1, 2014 and brings more than 20 years of experience in the banking industry. Most recently, since 2011, he was part of a turnaround team at United Central Bank, where he served as Executive Vice President, Chief Operating Officer and General Counsel. From 2010 to 2011, Mr. Kim was Executive Vice President and Chief Credit Officer of Commonwealth Business Bank. Prior to that, he was Senior Vice President, Chief Operating Officer and General Counsel of Wilshire State Bank from 2005 to 2010. Mr. Kim began his career in the Korean-American banking industry in 1995 at Hanmi Bank, where he served as Senior Vice President, Chief Administrative Officer and General Counsel. Previously, Mr. Kim was with Chase Bank in New York and the International Monetary Fund in Washington, D.C. Mr. Kim received a B.S. degree in economics and public policy from Indiana University and a J.D. degree from George Washington University Law School.

Jason K. Kim, 47. Mr. Kim was appointed Executive Vice President and Chief Lending Officer of BBCN Bank effective December 1, 2011. Prior to the merger of equals creating BBCN, he served as Chief Credit Officer of Center Bank since April 2007 and was promoted to Executive Vice President in December 2010. Prior to be being named Chief Credit Officer, Mr. Kim served as Senior Vice President and Manager of Center Bank’s SBA Department from 1991 to 2007. Under his tenure, Center Bank’s SBA Department was recognized for having maintained the highest asset quality among more than 800 lenders across the nation, leading to the Company’s receipt of the “Lender of the Year Award” by the U.S. Small Business Administration in 2006. Mr. Kim graduated from the University of California, Los Angeles with a B.A. degree in economics.

Mark H. Lee, 51. Mr. Lee has served as Executive Vice President and Chief Credit Officer of BBCN Bank and the former Nara Bank since May 2009. Previously, Mr. Lee served as Senior Vice President and Deputy Chief Credit Officer at East West Bank from May 2007 to April 2009, and prior to that he was the Manager of the Commercial Business Credit Department. Prior to his work at East West Bank, Mr. Lee served in various lending and credit capacities starting in 1990, at California Bank and Trust, Center Bank and Sanwa Bank California. Mr. Lee earned his B.S. degree in biochemistry from Pacific Union College and his M.B.A. degree in corporate finance from the Marshall School of Business, University of Southern California.

Brian E. Van Dyk, 51. Mr. Van Dyk was appointed Executive Vice President and Chief Information Officer of BBCN Bank effective December 1, 2011 and has 30 years of experience in the information technology sector. Previously, Mr. Van Dyk worked as an integration, IT conversion and vendor management consultant for RLR Management Consulting, Inc. from February 2006 to November 2011, and as President of the Premier Division of Aurum Technology Inc (and Fidelity Information Systems) from December 1999 to October 2005. Prior to his work at Aurum Technology, Mr. Van Dyk served in various software development and management positions with Electronic Data Systems from 1984 to 1999.

Johann Minkyun You, 49. Mr. You was appointed Executive Vice President and Chief Risk Officer of BBCN Bank effective March 3, 2014, and is responsible for all areas of risk, compliance and BSA management. Previously, Mr. You was employed by HSBC USA where he served in roles of increasing responsibility from June 2011 through January 2014, most recently as Senior Vice President and Head of Enterprise Compliance Risk, and was responsible for compliance risk strategy, risk assessment, risk reporting, compliance risk systems and compliance issue management. From June 2006 to June 2011, Mr. You was Director and Head Consultant at IMAG Consulting Services LLC, where he spearheaded numerous operational, regulatory and risk-based projects for large global financial institutions. Mr. You earned a B.S. degree in accounting from the University of Binghamton and is a Certified Anti-Money Laundering Specialist.

WHAT ARE THE RESPONSIBILITIES OF OUR BOARD OF DIRECTORS

AND CERTAIN BOARD COMMITTEES?

The Company’s board of directors has a standing Audit Committee, Nomination and Governance Committee and Human Resources and Compensation Committee.

During 2013, there were eight joint meetings of the Company and Bank boards, six Bank board meetings and four Company board meetings. All of the current directors attended at least 75% of the aggregate total number of meetings of the board and the committee on which they served during their periods of service in 2013.

Audit Committee

The current members of the Audit Committee are directors Jesun Paik (Chair), Steven D. Broidy, Louis M. Cosso, Jin Chul Jhung, Chung Hyun Lee, David P. Malone and Dale S. Zuehls. The Audit Committee held 12 meetings in 2013. The Audit Committee operates under a charter adopted by the board of directors. The charter sets forth the responsibilities and authorities of the Audit Committee and is available on our website at www.BBCNbank.com.

Each of the members of the Audit Committee is “independent” as defined by the listing standards of the Nasdaq Stock Market and rules of the SEC. The board of directors has determined that Jesun Paik, Steven D. Broidy, Louis M. Cosso, David P. Malone and Dale S. Zuehls each satisfy the requirements established by the SEC for qualification as an “audit committee financial expert.”

The Audit Committee reports to the board of directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and our audit process.

Pursuant to its charter, the Audit Committee has the following responsibilities:

•	Review the quarterly and audited annual financial statements;

•	Review the adequacy of internal control systems and financial reporting procedures with management and the independent auditor; and

•	Review and approve the general scope of the annual audit and the fees charged by the independent auditor.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent we specifically incorporate this Report by reference.

In performing its functions, the Audit Committee in 2013 met and held discussions with management at the Company and the Bank and with KPMG, the independent auditors for the Company and its wholly-owned subsidiary, BBCN Bank. Management represented to the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has:

•	Reviewed and discussed the financial statements with management and the independent auditors,

•

Discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, professional standards, Vol. 1, AU Section 380 as adopted by the Public Company Accounting Oversight Board) (the “PCAOB”)), and

•

Received the written disclosures and the letter from the independent auditor required by the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also discussed any relationships that may impact the objectivity and independence of KPMG, and satisfied itself as to KPMG’s independence.

Based on these discussions and reviews, the Company’s Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on form 10-K for the year ended December 31, 2013, for filing with the SEC.

Respectfully submitted by the Audit Committee:

JESUN PAIK (Chair)

STEVEN D. BROIDY

LOUIS M. COSSO

JIN CHUL JHUNG

CHUNG HYUN LEE

DAVID P. MALONE

DALE S. ZUEHLS

Nomination and Governance Committee

The members of the Nomination and Governance Committee are directors Peter Y.S. Kim (Chair), Sang Hoon Kim and Scott Yoon-Suk Whang. All the members of the Nomination and Governance Committee are “independent” as defined by our policy and the listing standards for the Nasdaq Stock Market and the rules of the SEC. The Nomination and Governance Committee held eight meetings in 2013. The Nomination and Governance Committee is appointed by the board of directors to assist the board of directors in identifying qualified individuals to become board members, consistent with criteria approved by the board, to determine the composition of the board of directors and to recommend to the board of directors the director nominees for the Annual Meeting. The Nomination and Governance Committee has a charter, a copy of which can be found in the corporate governance section of our website at www.BBCNbank.com.

It is the policy of the Nomination and Governance Committee to consider director candidates recommended by stockholders. The Nominating and Governance Committee will utilize the same standards for evaluating director candidates recommended by stockholders as it does for candidates proposed by the board. The Nomination and Governance Committee considers many factors in nominating directors to serve on the board of directors, including the following:

•	diversity of professional disciplines and backgrounds;

•	broad experience in business, finance or administration; familiarity with national and international business matters;

•	familiarity and experience with the commercial banking industry;

•	prominence and reputation, and ability to enhance the reputation of the Bank;

•	time available to devote to the work of the board and one or more of its committees;

•	specific qualifications which complement and enhance the overall core competencies of the board and/or specific committee assignments;

•	activities and associations of each candidate to ensure that there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent service on the board;

•	interest of the stockholders as a whole;

•	independence determination;

•	the age of a nominee; and

•	the extent to which a nominee may add diversity to the board.

The Company’s Corporate Governance Guidelines requires all nominees who are aged 75 or older at the time of the Annual Meeting of Stockholders in 2014 to retire.

Nominations, other than those made by or at the direction of the board of directors or by a nominating committee or person appointed by the board of directors, may only be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be received at the principal executive offices of the Company (i) in the case of an Annual Meeting, not less than 100 days, nor more than 120 days, prior to the anniversary of the immediately preceding Annual Meeting of the stockholders; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was first given or made by the Company, and (ii) in the case of a special meeting of the stockholders called for the purpose of electing directors not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was first given or made by the Company.

A stockholder’s nomination notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company that are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14(a) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a stockholder shall be eligible for election as a director of the Company unless nominated in accordance with the procedures summarized herein, which are set forth in full in the Company’s Bylaws. The chairman of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting, and the defective nomination shall be disregarded.

A formal process for stockholder communications with the board of directors is posted in the corporate governance section of the Company’s website at www.BBCNbank.com. Interested parties may communicate with BBCN Bancorp’s board of directors by:

Writing to:

BBCN Bancorp, Inc.

3731 Wilshire Blvd., Suite 1000

Los Angeles, CA 90010

Attn: Lead Independent Director

Or by email to:

LeadIndependentDirector@BBCNbank.com

Any communication sent must state the number of shares owned by the stockholder sending the communication. The Secretary will review each communication. The Lead Independent Director will also review each communication and forward the communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly hostile, threatening or similarly inappropriate, in which case, the Lead Independent Director may disregard the communication. Every effort is made to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner

The Company has adopted the Code of Ethics and Business Conduct that applies to all officers and employees, as well as the Director Code of Ethics and Business Conduct which applies to directors, which are both available in the corporate governance section of our website at www.BBCNbank.com. If the Company makes any substantive amendments to the employee or director versions of the Code of Ethics and Business Conduct or grants any waiver from a material provision of the Code of the Ethics and Business Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee (which we also refer to herein as the “Compensation Committee”) is comprised of five directors, Scott Yoon-Suk Whang (Chair), Steven D. Broidy, Peter Y.S. Kim, Sang Hoon Kim, and Jesun Paik, all of whom satisfy the Nasdaq Stock Market listing requirements and relevant Internal Revenue Service and SEC regulations on director independence. The Compensation Committee meets at least four times a year and also holds special meetings and telephonic meetings to discuss extraordinary items, such as the hiring or dismissal of employees at the Executive Vice President level or above. For fiscal year 2013, the Compensation Committee met a total of eight times. The Chair of the Compensation Committee regularly reports to the board of directors on the Compensation Committee’s actions and recommendations. The Compensation Committee has authority to retain outside counsel, compensation consultants and other advisors to assist as needed. A copy of the Compensation Committee’s charter can be found on our website at www.BBCNbank.com. Additional information regarding the Human Resources and Compensation Committee is provided below under the caption “Compensation Discussion and Analysis — Roles and Responsibilities of Human Resources and Compensation Committee.”

BOARD DIVERSITY

The board of directors does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Nomination and Governance Committee Charter, however, requires the board’s Nomination and Governance Committee to review the qualifications of candidates to the board, of which diversity is one of the criteria. This assessment includes the consideration of personal and professional ethics and integrity, including prominence and reputation, and ability to enhance the reputation of the Company; diversity among the existing board members, specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry; financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; professional and personal accomplishments, including involvement in civic and charitable activities; educational background; and whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the board.

As currently comprised, the board is a group of individuals who are drawn from various market sectors and industry groups with a presence in the Company’s niche markets, as well as a wealth of banking experience. Board members are individuals with knowledge and experience who serve and represent the communities we serve. Current board representation provides backgrounds in accounting, auditing, banking, Internet marketing, retail and wholesale, printing, transportation/trucking, and importing. The expertise of these individuals covers accounting, audit and financial reporting, corporate management, strategic planning, business acquisitions, marketing, international operations, retail and small business operations. The Nomination and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities, as discussed above that will allow the board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

BOARD LEADERSHIP STRUCTURE

Our board of directors is committed to having a sound governance structure that promotes the best interest of all BBCN Bancorp stockholders. Our leadership structure includes the following principles:

•	We believe that yearly elections hold the directors of the board accountable to our stockholders, as each director is subject to re-nomination and re-election each year.

•

All of the directors are independent, except for Kevin S. Kim, Chairman, President and Chief Executive Officer of BBCN Bancorp and BBCN Bank. The board has affirmatively determined that the other 10 directors are independent as determined under the SEC and the Nasdaq Stock Market corporate governance rules, as applicable.

•

Kevin S. Kim serves as both Chairman of the Board and Chief Executive Officer of the Company. The board of directors does not have a fixed policy on whether one person should serve in both positions and instead believes that different governance structures may be appropriate at different times, depending on the circumstances facing the Company. The board believes that the current unified leadership structure provides the Company with strong and consistent leadership and that, in the highly competitive markets and pervasive regulatory environment in which the Company operates, having one clear leader in both roles enables decisive and effective leadership within and outside the Company. The board further believes that this leadership structure enhances accountability for the achievement of the Company’s objectives.

•

The Board appointed Scott Yoon-Suk Whang as Lead Independent Director, effective March 6, 2013. Mr. Whang’s responsibilities in this role include calling and presiding over periodic meetings with the other independent directors to assess management’s progress with strategic initiates and to identify and mitigate potential risks to the Company.

•

An executive committee of the board, made up of Kevin S. Kim (the Chairman, President and Chief Executive Officer of the Company and the Bank), Scott Yoon-Suk Whang (the Lead Independent Director and Vice-Chairman of the Company and the Bank) and Peter Y.S. Kim (the Chair of the Nomination and Governance Committee), meet as necessary to discuss and consider important matters affecting the Company between regular board meetings. This allows the board and Company added flexibility in dealing with pressing matters which need immediate and decisive attention.

We believe our board structure serves the interests of the stockholders by balancing the practicalities of running the Company with the need for director accountability.

BOARD’S ROLE IN RISK OVERSIGHT

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organization objectives in the areas of strategy, operations, reporting, and compliance. The board recognizes that these objectives are important to improve and sustain long-term organizational performance and stockholder value. A fundamental part of risk management is not only identifying the risks our Company faces and the steps management is taking to manage those risks, but also determining what constitutes the appropriate level of risk based upon our Company’s activities.

The full board of directors participates in the Company’s annual enterprise risk management assessment, which is led by the Company’s Chief Risk Officer, Johann Minkyun You. In this process, risk is assessed throughout the Company by focusing on nine areas of risk, including risks relating to: credit, liquidity, interest rate markets, foreign exchange, operational, country, compliance/legal, strategic and reputation. Risks that simultaneously affect different parts of the Company are identified, and an interrelated response is made. The board provides ongoing oversight of enterprise-wide risks through a periodic enterprise risk assessment update.

While the board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. In particular, the Board Risk and Compliance Committee assists the board of directors in fulfilling its oversight responsibility with respect to regulatory, compliance, operational risk and enterprise risk management issues that affect the Company and works closely with the Company’s legal and risk departments. The Audit Committee helps the board monitor financial risk and internal controls from a risk-based perspective and oversees the annual audit plan. It also reviews reports from the Company’s internal audit department. The Director’s Loan Committee oversees credit risk by identifying, monitoring, and controlling repayment risk associated with the Bank’s lending activities. The Business Development/Strategic Planning committee of the board oversees risks associated with the planned short- and long-term direction of the Company and ensures ongoing board involvement and oversight of the Company’s three-year strategic plan.

The Asset Liability Committee oversees the implementation of an effective process for managing the Bank’s interest rate, liquidity, and similar market risks relating to the Bank’s balance sheet and associated activities. In overseeing compensation, the Human Resource and Compensation Committee strives to advocate incentives that encourage a conservative level of risk-taking behavior consistent with the Company’s business strategy and in compliance with all laws and the Interagency Guidance on Incentive Compensation. Finally, the Company’s Nomination and Governance Committee approves the code of conduct and business ethics policies relating to employees and directors, respectively. In addition, it conducts an annual assessment of corporate governance policies and potential risk associated with governance and related party matters.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board of directors. The Company’s compensation and benefits programs are designed to pay directors fairly for work required for a company of the size and scope of the Company, align the directors’ interests with the long-term interests of stockholders, and provide compensation that is transparent and straightforward for stockholders to understand.

The following table summarizes the compensation of our non-employee directors during 2013.

BBCN Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)(4)	Total ($)
Steven D. Broidy	93,667	0	0	0	15,000	108,667
Louis M. Cosso	93,667	0	0	0	15,000	108,667
Jin Chul Jhung	85,167	0	0	0	15,000	100,167
Chang Hwi Kim (Honorary Vice-Chairman)	76,167	0	0	0	15,000	91,167
Kevin S. Kim (Chairman)(5)	39,500	0	0	0	3,750	43,250
Peter Y.S. Kim	90,167	0	0	0	15,000	105,167
Sang Hoon Kim	93,667	0	0	0	15,000	108,667
Chung Hyun Lee	93,667	0	0	0	15,000	108,667
David P. Malone(6)	0	0	0	0	0	0
Jesun Paik	86,167	0	0	0	15,000	101,167
John H. Park(7)	72,167	0	0	0	17,808	82,167
Ki Suh Park (Honorary Chairman)	6,083	0	0	0	1,250	7,333
Scott Yoon-Suk Whang (Lead Independent Director & Vice-Chairman)	100,667	0	0	0	15,000	115,667
Dale S. Zuehls(8)	0	0	0	0	0	0

(1)	Amounts shown include payment of annual board membership retainer fees for the Company and Bank board meetings, committee membership fees, and chairmanship annual retainers.
(2)	As of December 31, 2013, each of the following directors had 23,415 vested, exercisable stock options outstanding: Jin Chul Jhung, Peter Y.S. Kim, Chang Hwi Kim, Sang Hoon Kim and Chung Hyun Lee.
(3)	Amounts include payments made to certain directors a) in lieu of receiving life insurance coverage and health insurance coverage paid by the Company: $1,250 paid to Ki Suh Park; $3,750 paid to Kevin S. Kim; and $15,000 paid to each of Steven D. Broidy, Louis M. Cosso, Chang Hwi Kim, Peter Y.S. Kim, Sang Hoon Kim, Chung Hyun Lee, Jesun Paik, John H. Park and Scott Yoon-Suk Whang; and b) deferred compensation of $2,809 paid to John H. Park.
(4)	Amount includes $1,061 of imputed value of split dollar life insurance agreement for John Park, who had been the only director, entitled to receive life insurance coverage, under the former Nara Bancorp, Inc. policy. All directors are entitled to receive $50,000 in life insurance coverage under the Company’s employee life insurance policy.
(5)	Director compensation for Kevin S. Kim was discontinued effective March 7, 2013, upon his appointment as President and Chief Executive Officer of the Company.
(6)	David P. Malone was appointed to the board of directors of the Company and Bank effective May 20, 2014.
(7)	John H. Park contributed $5,000 to a deferred compensation plan, entered into in 1996.
(8)	Dale S. Zuehls was appointed to the board of directors of the Company and Bank effective March 20, 2014.

Cash Compensation

From January through May 2013, members of the Bank and Company boards of directors, other than the Chairman, received a $55,000 annual board membership retainer, paid in monthly installments of $4,583 per month. The Chairman of the Bank and Company boards received a $73,000 annual board membership retainer, paid in monthly installments of $6,083 per month, which payments were discontinued in April 2013 upon his appointment as Chairman, President and Chief Executive Officer of BBCN Bancorp. The Vice-Chairman of the Bank and Company boards received a $67,000 annual board membership retainer, paid in monthly installments of $5,583 per month. The committee Chairs, except for the directors who serve as either Chairman or Vice- Chairman of the Bank or Company, each received an additional annual retainer of $6,000 for their services, and each member of the Director’s Loan Committee received an annual retainer of $6,000.

Effective June 2013, the Company approved a new director compensation schedule. All members of the Bank and Company boards of directors, other than the Chairman, received a $54,000 annual board membership retainer, paid in monthly installments of $4,500 per month. The Vice-Chairman of the Bank and Company boards, who took on the additional role of Lead Independent Director, received an additional $30,000 annual board membership retainer, paid in monthly installments of $2,500 per month. The committee Chairs, except for the directors who serve as either Chairman or Vice-Chairman of the Bank or Company, each received an additional annual retainer of $6,000 for their services, paid in monthly installments of $500 per month. Each director received an additional $1,000 per month for each month they attended board meetings. Each member of the Director’s Loan Committee received an annual retainer of $6,000, paid in monthly installments of $500 per month.

Throughout 2013, each director was given the option to receive $1,250 per month in cash or to participate in the Bank’s health and life insurance policy, up to a cost of $1,250 per month. The directors also received reimbursement for expenses, which included reasonable travel expenses to attend board or committee meetings, reasonable outside seminar expenses, and other special board-related expenses.

In May 2004, Jin Chul Jhung, Chang Hwi Kim, Peter Y.S. Kim, Sang Hoon Kim and Chung Hyun Lee each became a participant in Center Bank’s Director Survivor Income Plan, which provides for a payment to each director’s chosen beneficiary in the amount of $200,000. In the fall of 2011, Kevin S. Kim became a participant in the Center Bank Director Survivor Income Plan at the same level as the other current Center Directors. Former Center Bank, in return, purchased whole life insurance policies insuring the life of each director in amounts which exceed the benefits payable to such beneficiaries with the Company as beneficiary of each of the insurance policies.

Long-Term Equity Incentive Awards

Directors may be granted equity awards upon their appointment to the board of directors. Periodically, the Company reevaluates board compensation, including the grant of new stock options and performance units. In setting director compensation, the Company considers the amount of time that directors expend in fulfilling their duties to the Company as well as the skill level and experience required by the board of directors. The Company also considers board compensation practices at similarly situated banks, while keeping in mind the compensation philosophy of the Company and the stockholders’ interests. Please see “How Much Stock do our Directors, Nominees for Directors and Executive Officers Own?” above, for information concerning stock and options held by directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, our executive officers and directors, and persons who own more than 10% of Company’s common stock, are required to file reports of ownership and changes in ownership with the SEC. The SEC requires executive officers, directors and greater than 10% beneficial owners to furnish to us copies of all Section 16(a) forms they file. Based solely on our review of these reports and of certifications furnished to us, we believe that during the fiscal year ended December 31, 2013, all executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The success of our Company has substantially depended, and will continue to depend, on our ability to attract and retain talented employees, including the Named Executive Officers identified in the Summary Compensation Table below, whose compensation is the subject of this Compensation Discussion and Analysis, or CD&A. Overall, our executive compensation is used to attract and retain key executive officers and to reward exceptional job performance by such executive officers.

Compensation Philosophy and Objectives

We believe that the most effective executive compensation programs are those that align the interests of our executive officers with those of our stockholders. A properly structured compensation program will reinforce and support the development of a strong performance-oriented culture within the Company to achieve specific short and long-term strategic objectives while taking into consideration potential risk implications, such as not encouraging imprudent risk-taking that threatens the long-term value of the Company. Although we believe that a significant percentage of executive compensation should be based on the principles of pay for performance, we also recognize that we must have the ability to attract and retain highly talented executive officers by offering competitive base salaries. An important objective of the Company and its Human Resources and Compensation Committee is to ensure that the compensation programs for our employees at the Executive Vice President level and above are competitive with those at our peer group companies.

The Company’s executive compensation programs are designed to provide:

•	levels of base salary that are competitive with companies in our peer group;

•

annual cash incentive bonuses under the Company’s Performance Incentive Plan, or PIP, that are tied to our financial results, achievement of our yearly strategic goals and achievement of individual performance objectives; and

•

long-term incentive equity awards, including equity-based awards under the 2007 Plan and 2006 Plan, and long-term incentive cash awards under the Company’s Long Term Incentive Plan, or LTIP, that are designed to encourage executive officers to focus their efforts on building stockholder value by meeting longer-term financial and strategic goals.

The Compensation Committee attempts to strike a balance among these elements, each of which is discussed in greater detail below, in designing and administering the Company’s executive compensation programs. With respect to performance-based compensation, the Compensation Committee believes that executive compensation should be closely tied to the financial and operational performance of the Company, individual performance and the level of responsibility of the officer, as well as risk management. The Compensation Committee believes that the equity-based portion of our management compensation should include meaningful features that encourage key employees to remain in the employment of the Company. In making compensation decisions, the Compensation Committee considers such factors as fairness to employees, retention of talented executive officers and fostering improvement in the Company’s performance, which will ultimately benefit the Company’s stockholders.

Roles and Responsibilities of the Human Resources and Compensation Committee

The Compensation Committee of the board of directors has strategic and oversight responsibility for the compensation and benefits programs of the Company. The Compensation Committee reviews the compensation recommendations made by the Chief Executive Officer for employees at the Executive Vice President level and any other Chief Officers who are not Executive Vice Presidents (the Chief Internal Auditor is a Senior Vice President) to determine whether the compensation paid to such employees is reasonable and competitive and whether such compensation serves the interests of the Company’s stockholders. The Chief Risk Officer reports directly to the Board Risk and Compliance Committee (“BRCC”) and the Chief Internal Auditor reports directly to the Audit Committee. The Chairs of the BRCC and Audit Committee provide input on compensation decisions for the Chief Risk Officer and Chief Internal Auditor, respectively, in conjunction with the Compensation Committee. The Compensation Committee is also responsible for establishing, implementing, and monitoring the compensation structure, policies, and programs of the Company subject to the overall authority of the board of directors, including assessment of the risk profile of each compensation policy and practice, and for assessing and recommending to the board for approval of the total compensation paid to the Chief Executive Officer and Executive Vice Presidents of the Company. The Compensation Committee periodically reviews the pay practices of companies in our peer group to determine the appropriate compensation mix and levels for our executive officers. It is the policy of the Company to only engage compensation consultants who are independent, and only provide services related to the form and amount of executive and director compensation.

The Compensation Committee meets at least four times a year and also holds special meetings and telephonic meetings to discuss extraordinary items, such as the hiring or dismissal of employees at the Executive Vice President level or above. For fiscal year 2013, the Compensation Committee met a total of eight times, including regularly scheduled Compensation Committee meetings, special meetings and telephonic meetings. The Chair of the Compensation Committee regularly reports to the board of directors on the Compensation Committee’s actions and recommendations. The Compensation Committee has authority to retain outside counsel, compensation consultants and other advisors to assist as needed. A copy of the Compensation Committee’s charter can be found in the corporate governance section of our website at www.BBCNbank.com.

Elements of Compensation

Total direct compensation is mainly comprised of a base salary, annual cash incentive bonus and long-term equity or cash incentive awards, as discussed in more detail below. To determine the appropriate mix among these elements, the Compensation Committee evaluates the pay practices of a select group of comparable banking institutions identified by the Company.

In 2012, the Company completed an internal analysis of our pay standards, for our CEO, CFO and COO with a peer group made up of U.S. public commercial banks with total assets within plus or minus 30% of the Bank’s total assets, with a deposit to asset ratio of greater than 50%, brokered deposits to deposit ratio of less than 33%, CRE loans to total loans ratio of greater than 33% and total assets of the parent corporation of less than 150% of BBCN Bancorp. The peer group consisted of: Park National Bank, Citizens Business Bank, First Financial Bank NA, Boston Private Bank and Trust Company, First Commonwealth Bank, Santa Barbara Bank & Trust NA, BancFirst, Pacific Western Bank, WestAmerica Bank, Rockland Trust Company, Columbia State Bank, Pinnacle National Bank, Cole Taylor Bank, 1st Source Bank, TowneBank, Centennial Bank, Union First Market Bank and Bank of the Ozarks. The internal analysis found that in performance the Company ranked above the 75th percentile, but in pay for the CEO, CFO and COO the Company ranked at the 25% percentile. No comparable peer analysis was completed by the Company in 2013.

The following describes in greater detail the objectives and policies underlying the elements of our compensation structure and the methodology we use for establishing the amount of each element for our NEOs:

Base Salary

We believe that our employees should be paid a base salary that is competitive with the salaries paid by companies in our peer group based on each employee’s experience, performance, and geographic location.

Each year, the Compensation Committee determines the target level of total annual cash compensation (salary and non-equity incentive compensation) for each Named Executive Officer. The Compensation Committee considers a wide variety of factors in determining compensation levels, including the individual executive officer’s performance, the Company’s performance, the business or corporate function for which the executive is responsible, the nature and importance of the executive officer’s position and role within the Company, the scope of the executive officer’s responsibility or internal relationships and the current compensation package in place for the executive officer, including the executive officer’s current annual base salary and potential bonus incentive awards under the Company’s performance incentive plan.

Annual Cash Incentive Bonus

Annual cash incentive bonuses are paid under the Company’s Performance Incentive Plan. The PIP was developed to recognize and reward senior officers, including NEOs but excluding the Chief Executive Officer, who help enhance stockholder value, profitability and customer satisfaction and help meet the strategic goals of the Company. The PIP defines corporate and individual goals and establishes incentive award ranges for each level of management. The PIP also measures performance against agreed-upon goals in determining an incentive award. The PIP is administered by the Chief Executive Officer, and approved by the Compensation Committee. Annual cash incentive awards for the Chief Executive Officer are determined by the Compensation Committee based on achievement of strategic plan goals and performance against budget, both of which are approved by the board of directors. The CEO’s goals are 100% based on the Bancorp Performance Goals.

We intend to continue our strategy of compensating NEOs and executives through programs that emphasize performance-based incentive compensation, with incentive criteria primarily tied to the Company’s performance. In 2013, individual PIP goals were created for each qualified employee and focused on achieving established Company and bank performance goals.

The goals for employees of the Bank included the following bank performance goals: 1) ensure that BBCN is well positioned to capitalize on merger and acquisition opportunities as they arise in the markets (12.5%); 2) launch a new line of business and complete business plans and risk assessments for two additional lines of business (12.5%); 3) complete the organizational development of the holding company structure (10%); 4) successfully close the Foster Bankshares acquisition (7.5%); and 5) successfully achieve all bank goals (7.5%) (the “Bancorp Performance Goals”).

Employees of the bank included the following bank performance goals: 1) complete all significant merger integration steps in all closed acquisitions (10%); 2) meet or exceed the budgeted loan and deposit goals (10%); 3) meet or exceed the budgeted net income (10%); 4) meet or exceed the customer service satisfactory level from the annual survey (10%); and 5) complete a satisfactory regulatory examination (10%) (“Bank Performance Goals”).

All employees with a title of First Vice President and above were entitled to participate in the PIP, and each had both an individual and Company or Bank goals assigned. The front office staff, who have primary responsibility for maintaining existing and generating new loan and deposit customers had a higher percentage of their goals based on individual performance and unit profitability while the back office staff, who focus their time on the administrative functions and supporting the front office staff, had goals which were more heavily weighed on the achievement of risk management or efficiency goals. Most senior and mid-level managers were paid a PIP bonus in March of 2014, for the work performed in 2013.

For 2013, the goals for all employees, except for Executive Officers, were based 50% on the achievement of Bancorp Performance Goals or Bank Performance Goals, as applicable, and 50% on individual goals. For the NEOs and other Executive Vice Presidents, other than Kevin S. Kim, the goals were based 75% on the achievement of Bank Performance Goals and 25% on individual goals. This 75% was broken down equally between the five Bancorp Performance Goals or Bank Performance Goals, as applicable. The Company met 100% of the Bancorp Performance Goals relating to the successful closing of the Foster Bankshares acquisition, 85% of its performance goals relating to new business lines, 80% of its performance goals relating to capitalizing on merger and acquisition opportunities and completing the organizational development of the holding company structure, and 70% of its performance goal relating to the achievement of all Bank goals. The Bank met 100% of the Bank Performance Goals relating to completing significant merger integration steps and achieving loan and deposit goals, met 90% of its performance goal relating to achieving budgeted net income and improving customer service, and met 80% of its performance goal relating to a satisfactory completion of a regulatory examination.

Following is a summary of the individual goals of each of the NEOs, other than Kevin S. Kim, which related to strategic plan objectives and improving their areas of responsibility, comprising 25% of their total performance goals:

•

Kyu S. Kim: 1) meet deposit budget goals (5%); 2) meet loan budget goals (5%); 3) meet new key customers, strategic market growth and new product development goals (5%); and 4) retain critical employees (10%). Ms. Kim met 85% of her individual goals.

•

Douglas J. Goddard: 1) provide financial analysis, modeling and due diligence support for the Bank’s merger opportunities (5%); 2) enhance and make more efficient the Finance department’s organizational structure (5%); 3) satisfactory rating for any applicable internal audits and regulatory examinations (5%); and 4) develop next generation of leaders (10%). Mr. Goddard met 92% of his individual goals.

•

Mark H. Lee: 1) meet strategic plan initiatives for which he has responsibility (5%); 2) achieve nonperforming loan and nonperforming asset targets, excluding Foster acquired assets (5%); 3) satisfactory rating for any applicable internal audits, regulatory examinations, compliance/code of ethics related subjects, minimized losses (5%); and 4) develop next generation of leaders (10%). Mr. Lee met 80% of his individual goals.

•

Jason K. Kim: 1) meet strategic plan initiatives for which he has responsibility (5%); 2) meet targeted goals to increase and enhance revenue, production, efficiencies (5%); 3) satisfactory rating for any applicable internal audits, regulatory examinations, compliance/code of ethics related subjects, minimized losses (5%); and 4) develop next generation of leaders (10%). Mr. Kim met 86% of his individual goals.

The determination of how incentive payments are allocated and paid to each NEO is recommended by the Chief Executive Officer to the Compensation Committee and reviewed by the board of directors. The Chief Executive Officer makes his recommendation after the completion of each NEO’s annual PIP evaluation. The allocation of each year’s PIP accrual, to be paid in the following year, is determined by the relative performance and contribution to the financial results of the Company by each NEO and achievement of individual performance goals under each NEO’s Performance Incentive Plan.

In December 2013, all employees were paid a holiday bonus. Employees at levels up to and including Vice President were paid an individual holiday bonus equivalent to 100% of their monthly salary. Employees at levels First Vice President and above were paid a flat amount of $1,000. All part-time employees were paid a flat $300. For employees hired in 2013, a pro-ration was calculated based on weeks worked in 2013.

Long-Term Equity Incentive Awards

Long-term incentive equity awards are an additional component of the Company’s total compensation package for retaining and motivating executive officers. The Compensation Committee believes that equity-based compensation, including stock options and performance units, ensures that the Company’s officers have a personal stake in the long-term success of the Company without encouraging such officers to take inappropriate or unnecessary risks. During the Company’s history, long-term incentive equity awards have been granted every few years to help retain officers and secure their ongoing commitment to the Company. These long-term incentive awards have been granted under the 2000 Plan, the 2006 Plan and the 2007 Plan described below. The Company will continue to review best practices periodically and reevaluate the frequency of grants in light of practices by peer group companies in a manner that is consistent with the compensation philosophy of the Company and stockholders’ interests.

The Company has granted long-term equity incentive awards under the Nara Bancorp, Inc. 2001 Nara Bank 2000 Continuation Long Term Incentive Plan (the “2000 Plan”), which was subsequently replaced by the Nara Bancorp, Inc. 2007 Equity Incentive Plan, and renamed as the BBCN Bancorp, Inc. 2007 Equity Incentive Plan (the “2007 Plan”). Under the 2000 Plan, the Company granted options to purchase the Company’s common stock and restricted units, which typically vested over a three-year or five-year period in equal installments on the anniversary dates of the grant and were granted with a ten-year term. The options have an exercise price equal to the fair market value of the Company’s common stock on the date of the grant. With the adoption of the 2007 Plan, the 2000 Plan was terminated, except with respect to outstanding awards.

Options and performance units granted under the 2007 Plan typically vest over a three-year or five-year period in equal installments on the anniversary date of the grant and are granted with a ten-year term. Options have an exercise price equal to the fair market value of the Company’s common stock on the date of the grant. Performance unit grants will result in the issuance of the Company’s common stock upon vesting and achievement of specified performance criteria.

BBCN assumed the outstanding stock option awards that had been made under the 2006 Center Stock Incentive Plan (“the 2006 Plan”). Options and restricted stock issued under the 2006 Plan typically vest over a three-year or five-year period in equal installments on the anniversary date of the grant and are granted with a ten year term. Options have an exercise price equal to the fair market value of the Company’s common stock on the date of the grant. Restricted stock grants will result in the issuance of the Company’s common stock upon vesting.

On February 10, 2012, the executive officers of the Company, including the NEOs, were granted performance units worth approximately 45% of their base salary in 2011. The performance units vested one-half effective on the two-year anniversary at February 10, 2014. The remaining two quarters will vest on the third and fourth anniversaries of the grant date, subject to attainment of satisfactory individual performance reviews in each year of the vesting period.

On March 6, 2013, Kevin S. Kim was granted 20,000 performance units in conjunction with his appointment as President and Chief Executive Officer of BBCN Bancorp. One-third of the performance units vested on March 6, 2014. The remaining two thirds will vest on the second and third anniversaries of the grant date, subject to attainment of satisfactory individual performance reviews in each year of the vesting period.

On June 26, 2013, Kyu S. Kim was granted 4,000 performance units. The performance units vest 20% each on the anniversary of the grant date years one through five, subject to attainment of satisfactory individual performance reviews in each year of the vesting period.

Long Term Cash Incentive Plan

The Company has a Long Term Incentive Plan (“LTIP”) for NEOs, which is intended to incentivize executive officers to remain employed by the Bank for the long term and to provide a vehicle for NEOs to build a retirement fund beyond the Company’s 401(k) plan. We believe that stability of our executive management team is a key component to the Company’s future success and growth.

The LTIP provides for vesting of the contribution portion accrued for an executive officer’s deferred compensation account upon the occurrence of a “double trigger,” which is both a change in control of the Company and a separation from service for good cause within twelve months of the change in control event. The LTIP requires the satisfaction of certain performance criteria by each participating NEO each year in order for the NEO to receive full credit for his or her potential yearly contribution. Performance criteria are determined in advance by the board of directors each year. For 2008, the performance criteria were that the Company must meet at least 80% of its return on assets and return on equity targets to be eligible for any contribution to an NEO’s LTIP account. The same performance criteria remained in effect through 2013.

The Company did not meet the performance criteria in 2008, 2009 and 2010, and thus, no amounts were accrued on or placed in any of the participating NEO’s LTIP accounts. In 2011, 2012 and 2013, the Company met its performance criterion, and contributions were made to the LTIP accounts of qualified participants.

Kyu S. Kim became an LTIP participant in 2008. According to the terms of her individual LTIP agreement, Kyu S. Kim is entitled to have contributions up to $30,000 per year, for ten-year period beginning in 2008, placed in a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting when she reaches 65 years of age. The agreement has a five-year cliff vesting of up to 50% of her total potential contribution amounts plus accrued interest in her deferred compensation account, with an additional 10% vesting of the total potential contributions plus accrued interest in each of years six through ten. Company contributions to date to Kyu S. Kim’s LTIP account include $30,000 each for 2011, 2012 and 2013.

Alvin D. Kang became a participant in the LTIP in 2008, and Company contributions to his account, which accrues interest at an annual rate of 6.25%, included $40,000 in 2011 and $40,000 in 2012. All requirements of his LTIP agreement have been satisfied, and payments under the LTIP commenced in April 2013.

Perquisites

The Company believes it is important to give customary perquisites to its NEOs which assist them in performing their responsibilities within the Company. Please see the footnotes to the Summary Compensation Table for further information.

Broad-Based Employee Benefit Programs

The NEOs are entitled to participate in the benefits programs that are available to all full-time employees. These benefits include health, dental, vision, and life insurance, paid vacation, the Employee Stock Ownership Plan, and the Company contributions to the 401(k) Plan, if any.

Compensation Committee Interlocks and Insider Participation

The members of our Human Resources and Compensation Committee are Messrs. Scott Yoon-Suk Whang (Chair), Steven D. Broidy, Peter Y.S. Kim, Sang Hoon Kim, and Jesun Paik, all of whom satisfy the Nasdaq Stock Market listing requirements and relevant Internal Revenue Service and SEC regulations on director independence. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. In addition, none of our directors or executive officers has served as a director of an entity for which a member of the Compensation Committee is an executive officer.

Human Resources and Compensation Committee Report

The following report does not constitute soliciting material and should not be deemed incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we may specifically incorporate the information contained in this report by reference thereto.

The Human Resources and Compensation Committee (“Compensation Committee”) has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) included in this document with management and based on its review and discussions, has recommended to the board of directors that the CD&A be included in the Company’s Annual Report on Form 10-K and Proxy Statement.

Respectfully submitted by the members of the Human Resources and Compensation Committee of the board of directors:

SCOTT YOON-SUK WHANG (Chair)

STEVEN D. BROIDY

PETER Y.S. KIM

SANG HOON KIM

JESUN PAIK

Tax Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes a public corporation from taking a deduction for compensation in excess of $1 million for its Chief Executive Officer or any of its four highest paid executive officers other than the Chief Executive Officer, unless certain criteria are satisfied. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit. The Company has complied with and intends to continue complying with the deduction requirements of Section 162(m).

SUMMARY COMPENSATION TABLE

The Summary Compensation Table includes information concerning the compensation paid to or earned by our NEOs listed in the table for the three-year period ended December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Comp Earnings ($)	All Other Compensation ($)(4)	Total ($)
Kevin S. Kim	2013	360,000	1,665	263,600	0	224,000	0	97,945	947,210
Chairman, President &	2012	n/a
Chief Executive	2011	n/a
Officer
Douglas J. Goddard	2013	273,416	1,665	0	0	100,000	0	25,050	400,131
Executive Vice	2012	248,846	2,240	111,564	0	77,500	0	24,243	464,393
President & Chief	2011	243,333	948	0	0	0	0	22,445	266,726
Financial Officer
Kyu S. Kim	2013	250,938	36,582	56,599	0	110,000	741	27,852	482,712
Senior Executive Vice	2012	218,654	2,348	96,069	0	45,000	0	24,920	386,991
President & Chief	2011	205,712	0	00	0	0	0	29,043	234,755
Operating Officer
Mark H. Lee	2013	246,462	31,665	0	0	96,000	0	25,050	399,177
Executive Vice	2012	223,654	2,240	98,135	0	35,000	0	22,820
President & Chief	2011	214,692	0	0	0	0	0	23,880	238,572
Credit Officer
Jason K. Kim	2013	231,577	1,665	0	0	85,000	0	25,110	343,352
Executive Vice	2012	219,423	2,240	111,564	0	68,000	0	23,576	424,803
President & Chief	2011	213,333	0	0	0	0	0	28,010	241,343
Lending Officer
Soo B. Min	2013	248,769	1,665	196,480	0	0	0	11,243	458,157
President & Chief	2012	n/a
Executive Officer	2011	n/a
(Bank)
Alvin D. Kang	2013	42,942	0	0	0	0	947	686,235	730,124
Former President &	2012	385,000	2,240	171,995	0	159,500	2,557	39,615	760,907
Chief Executive	2011	375,712	0	0	0	40,000	384	29,150	445,246
Officer
Philip E. Guldeman	2013	74,038	40,000	0	0	0	0	19,361	97,399
Former Executive	2012	268,269	2,240	111,564	0	58,500	0	55,454	496,027
Vice President &	2011	243,365	0	0	0	0	0	55,397	298,762
Chief Financial Officer

(1)	Each current NEO received a holiday bonus made up of gift cards and cash of approximately $1,665 in the fourth quarter of 2013 and $2,240 in the fourth quarter of 2012. Douglas Goddard received a holiday bonus of $948 in the fourth quarter of 2011. During 2013, Kyu S. Kim received a spot bonus of $35,000, Mark H. Lee received a spot bonus of $30,000, Bonita I. Lee received a spot bonus of $45,000 and Philip E. Guldeman received a spot bonus of $40,000.
(2)

Kevin S. Kim was granted 20,000 performance units on March 6, 2013, under the 2007 Plan, which vest equally in thirds after each year of the first three years. The closing price of the Company’s stock on March 6, 2013 was $13.18. On June 26, 2013 and under the 2007 Plan, 2013, Kyu S. Kim was granted 4,000 performance units, which vest 20% each on the anniversary of the first five years. The closing price of the Company’s stock on June 26, 2013 was $13.75. Kyu S. Kim was also granted 98 restricted stock units as part of a service anniversary award on December 6, 2013, on which date the closing price of the Company’s stock was $16.32. Soo B. Min was granted 16,000 performance units on May 1, 2013, under the 2007 Plan, which vest 50% after the first year and 50% after the second year. The closing value of the Company’s stock on May 1, 2013 was $12.28. Each NEO, with the exception of Kevin S. Kim and Soo B. Min, who became employees in 2013, was granted performance units on February 10, 2012 under the 2007 Plan. The performance units granted to NEOs in 2012 vest 50% after the first two years and 25% after each of the third and fourth years. The closing price of Company stock on February 10, 2012 was $10.33. Pursuant to SEC regulations regarding the valuation of equity awards, amounts in the “stock awards” column represent the applicable full grant date fair values of stock awards in accordance with FASB ASC Topic 718, excluding the effect of forfeitures.
(3)	Amounts shown are for services rendered during the year indicated, but were typically paid in the subsequent year. The amounts shown represent performance-based bonuses and Company contributions to deferred compensation accounts under the Company’s Long Term Incentive Plan, both of which are more fully described in the CD&A.
(4)	All other compensation includes perquisites, matching contributions to the Company’s 401(k) Plan, auto allowance and parking. Effective January 1, 2011, the Company made a matching contribution equal to 100% of the first 3% of an employee’s bi-weekly paycheck amount and 50% of the next 2% of an employee’s bi-weekly paycheck amount to the Company’s 401(k) Plan. Effective January 1, 2012, the Company increased its matching contribution to equal 100% of the first 3% of employee’s bi-weekly paycheck amount and 75% of the next 2% of an employee’s bi-weekly paycheck amount. For Kevin S. Kim, all other compensation for 2013 also included an aggregate $73,440 in initiation fees and monthly membership fees at a social club and a country club. For Alvin D. Kang, all other compensation also included payments in lieu of health insurance coverage paid by the Company, as well as a separation payment of $675,000 and termed vacation of $38,951 in 2013. For Philip E. Guldeman, all other compensation also included cell phone allowance, living allowance of $8,077 in 2013 and termed vacation of $377.

2013 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information about performance units granted to NEOs during the fiscal year ended December 31, 2013.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Kevin S. Kim	3/06/13	20,000	$263,600
Chairman, President & Chief Executive Officer
Kyu S. Kim	6/26/13	4,000	$55,000
Senior Executive Vice President (Bank) & Chief Operating Officer
Soo B. Min	5/01/13	16,000	$196,480
Former President & Chief Executive Officer (Bank)

(1)	Performance Units were granted pursuant to the 2007 Plan. Kevin S. Kim was granted 20,000 performance units on March 6, 2013, which vest equally in thirds after each year of the first three years. Kyu S. Kim was granted 4,000 performance units on June 26, 2013, which vest 20% each on the anniversary of the first five years. On May 1, 2013, Soo B. Min was granted 16,000 performance units, which were scheduled to vest 50% each after the first and second year; however, these performance units termed out upon Mr. Min’s resignation on January 15, 2013. Dividends are not paid on the performance units.
(2)	The closing price of the Company’s stock was $13.18 on March 6, 2013, $2.28 on May 1, 2013, and $13.75 on June 26, 2013. Pursuant to SEC regulations regarding the valuation of equity awards, amounts in “stock awards” and “option awards” columns represent the applicable full grant date fair values of stock awards in accordance with FASB ASC Topic 718, excluding the effect of forfeitures.

2013 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table includes information about deferred compensation during the fiscal year ended December 31, 2013 by Kyu S. Kim, who is the only NEO currently employed with the Company and participating in the Company’s Long Term Incentive Plan. Please see the CD&A for a full narrative description of the deferred compensation plan for executives.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(1)
Kyu S. Kim	$0	$30,000	$6,340	$0	$102,082
Senior Executive Vice President (Bank) &
Chief Operating Officer
Alvin D. Kang	$0	$0	$5,551	$15,625	$77,582
Former Chief Executive Officer

(1)	The earnings on the employee deferred compensation plans are calculated based on the total amount of interest accrued on account balances. The Summary Compensation Table includes only the above-market portion of those interest payments in 2013, which amounted to $741 for Kyu S. Kim and $947 for Alvin D. Kang.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table includes information about the value of all unexercised options previously awarded to the NEOs as of December 31, 2013. The number of options held at December 31, 2013 includes options and unvested performance units granted under the 2000 Plan and 2007 Plan.

Outstanding Equity Awards
	Option Awards(1)(2)					Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Kevin S. Kim	0		0	—	—	20,000		$331,800
Chairman, President & Chief Executive Officer
Douglas J. Goddard	0		0	—	—	10,800		$179,172
EVP & Chief Financial Officer
Kyu S. Kim	0		0	—	—	13,300		$220,647
Senior Executive Vice President (Bank) & Chief Operating Officer
Mark H. Lee	0		0	—	—	11,500		$190,785
Executive Vice President (Bank) & Chief Credit Officer
Jason K. Kim	1,404		0	17.19	1/20/14	9,500		$157,605
Executive Vice President	3,122		0	26.98	5/23/15
(Bank) & Chief Lending	15,610			21.78	6/7/17
Officer
Soo B. Min	0		0	—	—	16,000	(5)	$265,440
Former President & Chief Executive Officer (Bank)
Alvin D. Kang	80,000	(6)	0	15.54	07/29/15	0		$0
Former President & Chief Executive Officer
Philip E. Guldeman	0		0	—	—	0		$0
Former Executive Vice President & Chief Financial Officer

(1)	Terms of outstanding stock options are for a period of ten years from the date the option is granted. Except as noted below with respect to Alvin D. Kang, options may be exercised during a period not to exceed three months following the termination of an optionee’s continuous service to the Company for any reason other than disability or death. If an optionee becomes disabled or dies during his service to the Company, the optionee’s option may be exercised up to twelve months following the date of termination of employment.
(2)	The exercise price per share for an incentive stock option must be at least equal to the fair market value of the common stock at the date of grant. The exercise price may be paid in cash or stock.
(3)

Performance Units were granted pursuant to the 2007 Plan. Kevin S. Kim was granted 20,000 performance units on March 6, 2013, which vest equally in thirds after each year of the first three years. Kyu S. Kim was granted 4,000 performance units on June 26, 2013, which vest 20% each on the anniversary of the first five years. On May 1, 2013, Soo B. Min was granted 16,000 performance units, which were scheduled to vest 50% each after the first and second year; however, these performance units termed out upon Mr. Min’s resignation on January 15, 2013. Dividends are not paid on the performance units.
(4)	The market value of the performance units was calculated by multiplying the closing market price of the Company’s stock at December 31, 2013, $16.59, by the number of performance units.
(5)	Soo B. Min’s performance units terminated upon his resignation on January 15, 2014.
(6)	Alvin D. Kang’s vested stock options that were outstanding as of his resignation from the Company remain exercisable through the last day of the term of the respective option, as set forth in the applicable stock option agreements, notwithstanding the discontinuance of his employment and any terms in the stock option agreements to the contrary.

2013 OPTION EXERCISES AND STOCK VESTED TABLE

The following table includes information about performance units of NEOs that vested during the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercising (#)	Value Realized on Exercising ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Kevin S. Kim	0	0	25,000	(1)	$322,000
Chairman, President & Chief Executive Officer
Mark H. Lee	0	0	2,000	(2)	$25,560
Executive Vice President (Bank) & Chief Credit Officer
Jason K. Kim	0	0	5,739	(3)	$72,254
Executive Vice President (Bank) & Chief Lending Officer

(1)	Kevin S. Kim was granted 25,000 shares of performance units on February 10, 2012 from the 2007 Plan, as part of a grant made to all directors of the Company, which fully vested on April 30, 2013. The market value of the performance units were calculated by multiplying the closing market price of the Company’s stock April 30, 2013, $12.88, by the number of shares covered by the performance units.
(2)	Mark H. Lee was granted 10,000 shares of restricted stock on May 1, 2009 from the 2007 Plan, which vest 20% each on the anniversary of years one through five. The market value of the restricted stock was calculated by multiplying the closing market price of the Company’s stock at May 1, 2013, $12.28, by the number of shares of restricted stock that vested.
(3)	Jason K. Kim was granted 14,708 shares of restricted stock on February 10, 2010 from the 2006 Plan. Upon the merger of Center Financial into the Company, the restricted stock was converted into a right to receive 11,479 shares of restricted stock, half of which vested after two years and the remainder after the third year. The market value of the restricted stock was calculated by multiplying the closing market price of the Company’s stock at February 11, 2013, $12.59, by the number of shares of restricted stock that vested.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

Alvin D. Kang left the Company and Bank effective January 31, 2013. Mr. Kang and the Company entered into a Separation and Release Agreement (the “Kang Separation Agreement”). Pursuant to the Kang Separation Agreement, Mr. Kang received, among other things, his salary and accrued vacation through January 31, 2013; a $675,000 separation payment; a cash bonus under the Company’s Performance Incentive Plan of $119,500 for the portion of 2012 following the repayment to the United States Treasury by the Company of TARP capital; a $40,000 credit in respect of 2012 to Mr. Kang’s deferral account under the Company’s LTIP; and an extension until July 29, 2015 of Mr. Kang’s right to exercise 80,000 vested options of the Company’s stock at $15.54 per share. In consideration of these benefits, Mr. Kang provided a general release of claims against the Company and its affiliates arising out of his employment and agreed not to solicit employees of the Company for an eighteen-month period following his separation from the Company.

Soo B. Min left the Bank effective January 15, 2014. Mr. Min and the Company entered into a Separation and Release Agreement (the “Min Separation Agreement”). Pursuant to the Min Separation Agreement, Mr. Min received, among other things, his salary and accrued vacation through January 15, 2013 and an aggregate separation payment of $642,280. In consideration of these benefits, Mr. Min provided a general release of claims against the Company and its affiliates arising out of his employment and agreed not to solicit employees of the Company for an eighteen-month period following his separation from the Company.

The tables below set forth payments upon termination of employment that each NEO would have been entitled to if they were terminated on December 31, 2013. Unless otherwise indicated, all amounts are payable in lump sums.

Potential and Actual Payments Upon Termination of Employment

Name	Cash Severance Arrangements/ Compensation ($)(1)		Acceleration of Unvested Options and Stock Awards ($)(2)	Total Termination Benefits ($)
Kevin S. Kim
Voluntary Termination or Retirement	0		0	0
Involuntary Termination (other than For Cause)	0		0	0
Involuntary Termination (For Cause)	0		0	0
Termination in Connection with Change in Control	450,000		331,800	781,800
Death	300,000		331,800	631,800
Disability	0		331,800	331,800
Douglas J. Goddard
Voluntary Termination or Retirement	0		0	0
Involuntary Termination (other than For Cause)	0		0	0
Involuntary Termination (For Cause)	0		0	0
Termination in Connection with Change in Control	0		179,172	179,172
Death	300,000		179,172	479,172
Disability	0		179,172	179,172
Kyu S. Kim
Voluntary Termination or Retirement	0		0	0
Involuntary Termination (other than For Cause)	0		0	0
Involuntary Termination (For Cause)	0		0	0
Termination in Connection with Change in Control	51,041	(3)	220,647	271,688
Death	300,000		220,647	520,647
Disability	0		220,647	220,647
Mark H. Lee
Voluntary Termination or Retirement	0		0	0
Involuntary Termination (other than For Cause)	0		0	0
Involuntary Termination (For Cause)	0		0	0
Termination in Connection with Change in Control	0		190,785	190,785
Death	300,000		190,785	490,785
Disability	0		190,785	190,785
Jason K. Kim
Voluntary Termination or Retirement	0		0	0
Involuntary Termination (other than For Cause)	0		0	0
Involuntary Termination (For Cause)	0		0	0
Termination in Connection with Change in Control	0		157,605	157,605
Death	300,000		157,605	457,605
Disability	0		157,605	157,605

(1)	All full time employees of the Company and the Bank are entitled to death benefits of 1.5 times their annual base salary, up to a maximum of $300,000.
(2)	The 2007 Plan allows for vesting of all performance units upon a change in control, death or the finding of permanent disability. This calculation assumes that each NEOs performance units were paid out in stock at the closing price on December 31, 2013, of $16.59 per share.
(3)	Kyu S. Kim is a participant in the Long Term Incentive Plan (“LTIP”). The LTIP allows for payment of a portion of the accrued benefits upon a change of control. Ms. Kim is entitled to 50% of her accrued benefits upon a change of control occurring on December 31, 2013, payable in accordance with the terms of her Long Term Incentive Plan. In addition, the LTIP allows for payment of 100% of the accrued benefit upon the death of a participant.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Approving Related Party Transactions

We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be reviewed by the Nomination and Governance Committee and ultimately reviewed and approved by the Company’s board of directors. As required under its charter, the Nomination and Governance Committee is responsible for reviewing each director’s independence (according to the Nasdaq Stock Market and the SEC standards) and for making recommendations to the full board based on its findings. The Nomination and Governance Committee has determined that each of the directors, other than Kevin S. Kim, is independent in accordance with such standards. The Nomination and Governance Committee charter can be found in the corporate governance section of our website at www.BBCNbank.com.

Our Code of Ethics and Business Conduct for employees requires employees who may have a potential or apparent conflict of interest to notify their supervisor or the Ethics Officer. Our Director Code of Ethics and Business Conduct requires directors to notify the chair of the Nomination and Governance Committee. A potential conflict is considered to exist whenever an individual has an outside interest—direct or indirect—which conflicts with the individual’s duty to the Company or adversely affects the individual’s judgment in the discharge of his or her responsibilities at the Company. Prior to consideration of a related party transaction, our board of directors requires full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction. The board then determines whether the terms and conditions of the transaction are more or less favorable to the Company than those offered by unrelated third parties. Once the board determines that the terms and conditions are substantially similar to those offered by unrelated parties, the transaction may be permitted if it is approved by a majority of the independent directors entitled to vote on the matter with the interested director abstaining.

All of the transactions reported below were approved by our board of directors in accordance with these policies and procedures, and we believe that the terms of these transactions were not less favorable to us as those we could have obtained from unrelated third parties. The employee and director Code of Ethics and Business Conduct can be found in the corporate governance section of our website at www.BBCNbank.com.

To identify related party transactions, each year we require our directors and executive officers to complete director and officer questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest. In addition, director independence is discussed on a regular basis at the Nomination and Governance Committee, and the Bank tracks all deposit accounts on a daily basis and loan accounts on a quarterly basis. Directors and executive officers are required to notify the Legal Department of any updates to the information supplied in the questionnaire occurring after the date of its completion.

There are no existing or proposed material transactions between the Company or BBCN Bank and any of our officers, directors, nominees or principal stockholders or the immediate family or associates of the foregoing persons, except as indicated below.

Transactions Considered

Some of the directors and officers of the Company and/or the Bank and the immediate families and the business organizations with which they are associated, are customers of, and have had banking transactions with, BBCN Bank in the ordinary course of our business and we expect to have banking transactions with such persons in the future. All loans made to such persons have been made in the ordinary course of business; on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans to persons not related to the Bank; and do not involve more than a normal risk of collectability or present other unfavorable features.

ELECTION OF DIRECTORS AND OTHER PROPOSALS TO BE CONSIDERED

AT THE BBCN ANNUAL MEETING

BBCN Proposal 1: Election of Directors

Our Certificate of Incorporation and Bylaws provide that the number of directors may be no less than five and no more than twenty-five, with the exact number to be fixed by resolution of the board of directors or stockholders. Currently, the board of directors has eleven members.

The board of directors has nominated the following nine individuals to serve as the Company’s directors until the next Annual Meeting of Stockholders and until their successors are elected and qualified:

Louis M. Cosso

Jin Chul Jhung

Kevin S. Kim

Peter Y.S. Kim

Sang Hoon Kim

Chung Hyun Lee

David P. Malone

Scott Yoon-Suk Whang

Dale S. Zuehls

In accordance with the Company’s Corporate Governance Guidelines requiring all nominees who are aged 75 or older at the time of the Annual Meeting of Stockholders to retire, Messrs. Steven D. Broidy and Jesun Paik will retire from the boards of directors of the Company and Bank effective June 26, 2014.

The Proxy holders will vote all proxies for the election of the nine nominees listed above unless authority to vote for the election of any of the directors is withheld. The nine nominees receiving the highest number of affirmative votes of the shares entitled to be voted for the election of directors shall be elected as directors. Abstentions, broker non-votes and votes cast against nominees will have no effect on the election of directors. If any of the nominees should become unable to serve as a director, the proxies solicited hereby may be voted for a substitute nominee designated by the board of directors. Each nominee has agreed to serve if elected and the board of directors has no reason to believe that any nominee will become unavailable.

The nominees: Louis M. Cosso, Jin Chul Jhung, Kevin S. Kim, Peter Y.S. Kim, Sang Hoon Kim, Chung Hyun Lee, and Scott Yoon-Suk Whang, are currently directors of the Company who were previously elected by the stockholders at the 2013 Annual Stockholder Meeting of Stockholders. Nominees David P. Malone and Dale S. Zuehls, who were each recommended for nomination by non-management directors, were appointed to the board of directors effective March 20, 2014 and May 20, 2014, respectively. It is the Company’s policy to encourage its directors and nominees for election as directors to attend the Annual Meeting. All of the director nominees, with the exception of Messrs. Malone and Zuehls, attended our 2013 Annual Meeting of Stockholders.

The Nasdaq Stock Market listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. The board of directors consults with the Company’s counsel to ensure that the board of directors’ determinations of independence are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq Stock Market, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and KPMG, the board of directors affirmatively has determined that all of our directors, other than Kevin S. Kim, our Chairman and Chief

Executive Officer are independent directors within the meaning of the applicable the Nasdaq Stock Market listing standards. See “Board Leadership Structure.”

The following is a brief description of our current directors, each of whom has been nominated by the board of directors for election as a director. The Company knows of no arrangements, including any pledge by any person of the Company’s securities, the operation of which may, at a subsequent date, result in a change in control of the Company. There are no arrangements or understandings by which any of the directors or nominees for director of the Company were selected. There is no family relationship between any of the directors, nominees or executive officers.

Louis M. Cosso, age 72, has been a director of BBCN Bancorp since 2010. Mr. Cosso retired from Wells Fargo Bank in July 2009. His most recent experience was as Executive Vice President, Head of Auto Dealer Commercial Services and Strategic Auto Investments at Wells Fargo Bank from 2002 to 2009 where he was responsible for $13 billion in loans. Prior to his promotion to Executive Vice President, Mr. Cosso was the Senior Vice President and Regional Manager for San Francisco Commercial Banking Region from August 1996 to 2002. Mr. Cosso worked for Bank of America as Director of Portfolio Management from August 1991 to August 1996. Mr. Cosso has served as the Vice-Chairman of the board of Tri-Valley Bank, based in San Ramon California since March 2011. Mr. Cosso served as a member of the Board of Directors of Dealer Track Technologies, a successful dotcom in the auto finance area, from 2002 until it went public in 2005. Mr. Cosso served as Chairman of the Board of Goodwill Industries of the East Bay and as finance committee chairman of the Oakland East Bay Symphony and as a member of the Board of Directors of St. Luke’s Hospital in San Francisco, and Big Brothers and Sister and Junior Achievement. Mr. Cosso received a B.S. degree in Business from the University of California, Berkeley. He also received a M.A. degree in Economics from San Jose State University.

The board selected Mr. Cosso as a nominee because the board believes that Mr. Cosso’s experience as a relationship focused banker will be of great assistance in implementing the Company’s strategic initiatives. Mr. Cosso is experienced in credit risk and serves on the Company’s Director’s Loan Committee as Vice-Chair and Asset Liability Management Committee as Chair. Mr. Cosso is considered an audit committee financial expert and is a member of the Company’s Audit Committee.

Jin Chul Jhung, age 70, has served as a director of BBCN Bancorp since 2011. Mr. Jhung served as a director of Center Bank for 13 years and of Center Financial Corporation since its formation in 2000 until its merger into Nara Bancorp. Mr. Jhung served as Chairman of the Board of Center Financial Corporation and Center Bank from 2009 to 2010. He has owned and operated Royal Imex, Inc. an import and wholesale businesses in the United States for more than 33 years. Mr. Jhung also serves as Chairman or Director of various Korean-American community organizations including as President of the Overseas Korean Traders Association, Chairman of the first and fifth World Korean Business Conventions, and as Director of the Centennial Committee of Korean Immigration to the United States. He has received numerous awards and commendations from many civic and governmental agencies such as the Export Industry Official Commendation from the Korea Industry and Commerce Minister. On December 8, 2010, Mr. Jhung was presented with a presidential merit award by the Korean government. Mr. Jhung received a B.S. degree in Business Administration from Korea University in Seoul, Korea, as well as an Honorary Ph.D. degree from Dongseo University in Busan, Korea.

The board selected Mr. Jhung as a nominee because the board believes that Mr. Jhung’s experience in business and as a former Center Bank and Center Financial Corporation director give the board continuity and historical perspective. As the immigrant owner of an import and wholesale business he also understands our core business customers, including customers of our trade finance function. He possesses a keen understanding of how to appeal to and communicate effectively with commercial customers which is one reason he was chosen as a member of our Business Development and Strategic Planning Committee.

Kevin S. Kim, age 57, has served as Chairman of BBCN Bancorp since May 2012 and was appointed to the additional positions of President and Chief Executive Officer in March 2013. As President and Chief Executive

Officer, he assumes responsibility for leading the Company’s efforts related to strategic planning, mergers and acquisitions, business line and revenue diversification, capital management strategy and oversight of BBCN Bank. Mr. Kim has also served as Chairman of BBCN Bank since 2011 and President and Chief Executive Officer since April 2014. Formerly a director of Center Financial Corporation and Center Bank from 2008 until the merger of equals with Nara Bancorp, Inc. and Nara Bank, Mr. Kim was the lead negotiator from Center resulting in the creation of BBCN. Prior to joining the Company full time as its Chief Executive, Mr. Kim practiced law for 18 years, with a focus on corporate and business transactions, business acquisitions, tax planning, and real estate transactions. He began his professional career as a Certified Public Accountant, working for approximately 10 years at two of the largest public accounting firms. Mr. Kim is a member of the Board of Directors of the Los Angeles Area Chamber of Commerce. He received a B.A. degree with a major in English and a minor in International Trade from Hankuk University of Foreign Studies in Seoul, Korea, an M.B.A. degree from the Anderson School of Management, the University of California, Los Angeles, and a J.D. degree from Loyola Law School in California. Mr. Kim is a graduate of the ABA Stonier Graduate School of Banking, University of Pennsylvania, and earned the Wharton Leadership Certificate from The Wharton School Aresty Institute of Executive Education.

In selecting Mr. Kevin S. Kim as a nominee for election at this meeting, the board considered Mr. Kim’s legal and public accounting background. The board believes that his transactional legal and accounting experience will help the Company meet its strategic and growth objectives. Mr. Kim is considered a financial expert and a leader in the Korean American community and can provide a new perspective to assist in appealing to the next generation of business leaders, as Chairman and CEO of BBCN Bancorp.

Peter Y.S. Kim, age 65, has served as a director of BBCN Bancorp since 2011. He served as a director of Center Bank for 13 years and of Center Financial Corporation from its formation in 2000 to its merger with Nara Bancorp, Inc. He has owned and operated Harbor Express, Inc., Gold Point Transportation, Bridge Warehouse, Inc. and 3Plus Logistics, each of which were trucking transportation and warehousing businesses in the United States, for 31 years. While sponsoring many scholarship programs in the Korean-American community in Los Angeles, he also serves as an advisory board member of the Korean Studies Institute of the University of Southern California. He received a B.S. degree in Business Administration from Sogang University in Seoul, Korea.

The board selected Mr. Peter Y.S. Kim as a nominee because the board believes that Mr. Kim’s experience in business and as a former Center Bank and Center Financial Corporation director give the board continuity and historical perspective. His extensive experience as the Chief Executive Officer of freight forwarding and logistics companies, which are heavily regulated by national and international regulations, gives him the ability to assist the board in focusing on corporate governance and monitoring risk assessments, as the Chair of the Nomination and Governance Committee, and as a member of the Audit Committee.

Sang Hoon Kim, age 73 has been a member of the BBCN Bancorp board since 2011. He was one of the founding directors of Center Bank and Center Financial Corporation and continuously served as a director of Center Bank for 26 years and of Center Financial Corporation for 11 years, until its merger into Nara Bancorp. He served as Chairman and Chief Executive Officer of Tmecca.com, an on-line provider of professional books and magazines, from 2001 until he retired in 2006, and was active in various importing and manufacturing businesses in the Los Angeles area for nearly 40 years. Mr. Kim moved to the United States in 1967 and established Jaycee Co., an importer of wigs and other hair products, in 1970. In 1979, he established Protrend, Ltd., thereby entering the women’s garment import and manufacturing industry, and pioneering the successful sale of these imported products to higher-end department stores. Mr. Kim then expanded into the men’s garment import and manufacturing business in 1988 by establishing Greg and Peters, Inc., and after several decades of involvement in the wig and garment industries, he expanded into the online professional publication business referenced above, from which he retired in 2006. Mr. Kim was twice the recipient of the presidential award of the Republic of Korea recognizing his contributions to foreign exports and trade. Mr. Kim received a B.S. degree in Economics from Korea University in Seoul, Korea.

The board selected Mr. Sang Hoon Kim as a nominee because the board believes that Mr. Kim’s experience in business and as a former Center Bank and Center Financial Corporation director give the board continuity and historical perspective. With more than 40 years of experience as an immigrant owner of various businesses, he has a true understanding of the issues faced by and how to communicate effectively with our core business customers, and as such he serves as a member of our Director’s Loan Committee.

Chung Hyun Lee, age 72, has been a member of the BBCN Bancorp board since 2011. He was one of the founding directors of Center Bank and Center Financial Corporation and continuously served as a director of Center Bank for 26 years and of Center Financial Corporation for 11 years, until its merger with Nara Bancorp, Inc. He has owned and operated cosmetics importing businesses in the United States for 35 years and retired from his position as President of NuArt International, Inc. in October 2010. He received a B.S. degree in Industrial Engineering from Hanyang University in Seoul, Korea as well as a Masters in Industrial Engineering at the University of Southern California in California. Mr. Lee is active in the broader Korean-American community in Southern California and currently serves as Director of the Overseas Korean Trade Association as well as Director of the Korean Chamber of Commerce in Los Angeles. He also has served in the past as Vice Chairman of the Korean Chamber of Commerce in Los Angeles, President of the South Bay Lions Club, Chairman of the Korean American Inter-Cultural Foundation, and Director of the Korean Federation of Los Angeles.

The board selected Mr. Lee as a nominee because the board believes that Mr. Lee’s extensive business and community experience and as a former Center Bank and Center Financial Corporation director give the board continuity and historical perspective. As the CEO of an international business, he is a well rounded leader in strategic planning and operations, and with an extensive knowledge of the Korean American Community and its business leaders, he uses his vast knowledge as the Chair of the Director’s Loan Committee.

David P. Malone, age 63, has been a director of BBCN Bancorp since May 20, 2014. Mr. Malone recently completed a 15-year tenure at Community Bank in Pasadena, California, where he served as Chairman in 2013, President and Chief Executive Officer from 2008 to 2013, and Chief Operating Officer and Chief Financial Officer from 1998 to 2008. Under Mr. Malone’s leadership, Community Bank grew into one of the leading financial institutions in Southern California, with more than $3.0 billion in assets and 17 offices across five counties. While at Community Bank, Mr. Malone was responsible for transforming the company into a relationship-oriented community bank, developing a high performing sales culture, introducing new business lines, and expanding the bank’s geographical footprint. Mr. Malone’s efforts helped Community Bank achieve consistent profitability throughout the last recession, generate five consecutive years of balance sheet growth and post record profitability in his last two years as President and Chief Executive Officer. During his professional career, Mr. Malone also served as Executive Vice President and Chief Financial Officer for both Metrobank and Merchant Bank of California. He began his professional career as a Certified Public Accountant with Arthur Andersen, where he later served as a Senior Manager, providing strategic and operational consulting services to financial institutions in the Western United States. Mr. Malone earned a Bachelor of Science degree in Accounting from California State University, Northridge.

The board selected Mr. Malone as a nominee because the board believes that his extensive executive management experience at community banks will significantly enhance the board’s capacity and oversight responsibilities of the Bank’s operations. Having been a Certified Public Accountant, Mr. Malone is considered an audit committee financial expert.

Scott Yoon-Suk Whang, age 68, has been a director of BBCN Bancorp since 2007. Mr. Whang has been the Vice-Chairman of the Company since May 2012, and was appointed Lead Independent Director of the Company and Bank on March 6, 2013. He is a goal-oriented entrepreneur who started three successful companies in the past 20 years. Mr. Whang currently serves as President and CEO of Orange Circle Studios, a company he founded in 2008. He has held various management positions with Daewoo Corporation, where he began his career in the early 1970s until he resigned from the position as President of the western division of Daewoo Int’l

(USA) in 1985. Mr. Whang founded Codra Enterprises in 1985, which provides new product development and manufacturing outsourcing services to the gift and stationery industry, and served as its Chairman until December 2007. From 1990 to 2006, he was the founder and CEO of Avalanche Publishing, Inc., one of the leading publishers of various gift and stationery products whose customers included big national retail channels such as Barnes & Noble and Borders Group, as well as office chain stores and specialty gift retailers. In 2006, Mr. Whang was chosen as entrepreneur of the year by the Korean American Chamber of Commerce in recognition of his success in the mainstream publishing industry and as an exemplary minority entrepreneur. Mr. Whang graduated from the College of Business Administration at Seoul National University with a Bachelor of Arts degree in International Economy.

In selecting Mr. Whang as a nominee for election at this meeting, the board considered many aspects of his business experience. Mr. Whang is a well rounded leader in business strategic planning, management, and operations, and as such, is able to lend his experience as Lead Independent Director of BBCN Bancorp and BBCN Bank. Mr. Whang is also able to give first hand advice on marketing and client relations, since as a medium sized commercial business owner he understands the heart of the Bank’s business.

Dale S. Zuehls, age 63, was appointed to the board of directors of BBCN Bancorp and BBCN Bank effective March 20, 2014. A principal of specialty accounting and consulting firm Zuehls, Legaspi & Company, Dr. Zuehls has more than 40 years of experience in areas of complex auditing, accounting, forensic accounting, complex tax issues, performance measurement and related consulting matters. In addition to being a Certified Public Accountant, Zuehls has a Ph.D. in accounting and holds a law degree. He also is Certified in Financial Forensics and Accredited in Business Valuations by the American Institute of Certified Public Accountants, and is a member of the American Certified Fraud Examiners. Previously, Dr. Zuehls held various leadership positions at KPMG and Arthur Andersen & Co., two of the largest public accounting firms. A recognized expert in complex accounting matters, Dr. Zuehls has taught in Ph.D. and Masters’ programs at Southern California-based universities and has held seminars on various accounting and tax issues. He serves on the Audit Committee of the largest research foundation at California State University, Los Angeles. Dr. Zuehls earned his B.S. degree in accounting at California State University, Los Angeles, his M.A. and Ph.D. degrees from Stafford University in England, and his J.D. degree from Southwestern University School of Law, Los Angeles.

In selecting Mr. Zuehls as a nominee for election at this meeting, the board considered many aspects of his professional experience, which includes auditing, accounting, forensic accounting, analysis, complex tax issues, performance measurement and legal support services. Dr. Zuehls is qualified an audit committee financial expert.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NINE NOMINEES FOR DIRECTOR.

BBCN Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the board of directors has selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014 and has further directed that the selection of KPMG be submitted for ratification by the stockholders at the Annual Meeting. KPMG became our independent registered public accounting firm on March 15, 2012, replacing Crowe Horwath, LLP who had acted as our independent registered public accounting firm since September 17, 2004. KPMG acted as Center Financial Corporation’s independent registered public accounting firm prior to its merger with and into the Company.

Following a competitive request for proposal process undertaken by the Audit Committee, the Company engaged KPMG effective March 15, 2012 as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and dismissed its prior audit firm, Crowe Horwath LLP (“Crowe Horwath”). The change in accountants was not a result of any dissatisfaction with the quality of professional services rendered by Crowe Horwath. Crowe Horwath was the independent registered public accounting firm for the former Nara Bancorp, Inc., and KPMG was the independent registered public accounting firm for the former Center Financial Corporation. The audited financial statements for the fiscal years ended December 31, 2010 and December 31, 2011 did not contain an adverse opinion or a disclaimer of opinion and was not qualified as to uncertainty in audit scope or accounting principles. The decision to change registered public accounting firms and the appointment of the new registered public accounting firm was made by the Audit Committee.

In the two fiscal years ended December 31, 2011 and 2010, and for the periods through the date of the dismissal, March 15, 2012, there have been no disagreements between the Company and Crowe Horwath on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Crowe Horwath’s satisfaction, would have caused Crowe Horwath to make reference to the subject matter of the disagreement in connection with its opinion on the Company’s consolidated financial statements for such year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The following table provides a summary of the various fees paid to Crowe Horwath and KPMG in 2012 and 2013:

	2012 (Crowe)	2012 (KPMG)	2013
Audit Fees	$—	$609,500	$800,000
Audit Related Fees	$41,825	$—	$—
Tax Fees	$—	$—	$—
All Other Fees	$—	$—	$—

Total Fees	$41,825	$609,500	$800,000

Audit Fees. The audit fees include only fees that are customary under generally accepted auditing standards and are the aggregate fees that we incurred for professional services rendered for the audit of our annual consolidated financial statements for fiscal years 2012 and 2013. KPMG’s audit fees include the fees for the audit of the consolidated financial statements and internal control over financial reporting and review of our quarterly consolidated financial statements included in our quarterly Form 10-Q filings for 2012 and 2013. KPMG’s 2013 audit fees also reflect the completion of two acquisitions during the year.

Audit Related Fees. Crowe Horwath’s audit related fees were for the issuance of consents for the Company’s Form 10-K and Form S-4 filings in 2012.

Tax Fees. No tax fees were incurred in 2012 and 2013.

All Other Fees. No Other Fees were incurred in 2012 and 2013.

Pre-Approval Policies and Procedures.

The Audit Committee has adopted policies and procedures for the approval in advance of audit and non-audit services rendered by our independent auditor. The policy requires advance approval of all services before the independent auditor is engaged to provide such services. The advance approval of services may be delegated to the Chair of the Audit Committee who has authority to approve up to $25,000 of services, which must be ratified at the next scheduled Audit Committee meeting.

The Company anticipates that a representative of KPMG will be present at the Annual Meeting and will be available to respond to your appropriate questions and make such statements as the representative may desire.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm. However, we are submitting the selection of KPMG to the stockholders for ratification to obtain our stockholders views. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the board of directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee of the board of directors determines that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of the holders of a majority of shares present in person or represented by Proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of KPMG. Abstentions will be counted toward the tabulation of votes cast on proposals presented to stockholders and will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

BBCN Proposal 3: Nonbinding Advisory Vote to Approve Executive Compensation

The Company believes that our overall executive compensation program, as described in this Proxy Statement, is designed to pay for performance and directly aligns the interest of our executive officers with the long-term interests of our stockholders.

The Dodd–Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) enables our stockholders to vote to approve, on a nonbinding advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules. Accordingly, the Company asks stockholders annually to vote for or against the following resolution:

“Resolved, that the stockholders of BBCN Bancorp, Inc. hereby approve the compensation of the Named Executive Officers as reflected in the Summary Compensation Table of the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the executive compensation tables and narrative discussion contained in the Proxy Statement.”

Your vote will be advisory, which means that it will not be binding upon the Board of Directors. In the event this proposal is not approved by our stockholders, the vote will neither be construed as overruling any decision by our Board of Directors or our Human Resources and Compensation Committee, nor will it create or imply any additional fiduciary duty by our Board of Directors or our Compensation Committee., Notwithstanding the foregoing, the Board of Directors and Compensation Committee will consider the nonbinding vote of our stockholders on this proposal when reviewing compensation policies and practices in the future.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this document for a detailed discussion of the Company’s executive compensation program.

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement document. We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are aligned with the long-term interests of our stockholders, as described in the Compensation Discussion and Analysis. The Compensation Committee, which is comprised entirely of independent directors oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with stockholder interests.

The Human Resources and Compensation Committee, and our full board of directors, believe that our commitment to these responsible compensation practices justifies a vote by stockholders FOR the resolution approving the compensation of our executives as disclosed in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NONBINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

BBCN Proposal No. 4: Nonbinding Advisory Vote On The Frequency Of

Future Advisory Votes On Executive Compensation

As described in Proposal 3 above, the Company’s stockholders have the opportunity to cast an advisory vote on approval of the compensation of the Company’s NEO’s as disclosed in this Proxy Statement. The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our NEO’s. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on executive compensation every year, every two years or every three years. Upon careful consideration, our Board of Directors has determined that it is most appropriate for our Company to conduct an advisory vote on executive compensation every year, and recommends that you vote for a frequency of every year for future advisory votes on executive compensation. We believe that an annual advisory vote will enable our stockholders to provide timely, direct input on the Company’s executive compensation program as disclosed in the Proxy Statement each year, and is consistent with our efforts to engage in an ongoing dialogue with our stockholders regarding executive compensation.

This vote is advisory and not binding on the Company, our Compensation Committee, or our Board of Directors. The Board of Directors and the Compensation Committee value the opinions expressed by the stockholders and will consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF “EVERY” YEAR AS THE PREFERRED FREQUENCY FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report for 2013, including a copy of our annual report for the year ended December 31, 2013 on Form 10-K as filed with the SEC pursuant to the Exchange Act, without exhibits, as filed, is included with this Proxy Statement. In addition, our Form 10-K is available on the Company’s website, www.BBCNbank.com, and the SEC maintains a website, http://www.sec.gov, which contains information we file with them, including the Form 10-K and the exhibits. If you would also like a copy of the exhibits, please write to: BBCN Bancorp, Inc., ATTN: Investor Relations, 3731 Wilshire Boulevard, Suite 1000, Los Angeles, CA 90010 or telephone Ms. Angie Yang at (213) 251-2219, or by email angie.yang@bbcnbank.com.

The SEC has adopted rules that permit companies, brokers and other intermediaries to satisfy the delivery requirements for Proxy Statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those share/stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are BBCN Bancorp stockholders will be “householding” our Proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker and direct your written request to BBCN Bancorp, Inc., Attention: Investor Relations, 3731 Wilshire Blvd., Suite 1000, Los Angeles, CA 90010 or telephone Ms. Angie Yang at (213) 251-2219. We will undertake to furnish any stockholder so requesting a separate copy of these Proxy materials. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The board of directors knows of no other matters that will be brought before the meeting, but if such matters are properly presented at the meeting, proxies solicited hereby will be voted in accordance with the direction of the board of directors, or, if no direction is given, in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the meeting in accordance with the terms of such proxies.

BBCN BANCORP, INC. BY THE ORDER OF THE BOARD OF DIRECTORS

Kevin S. Kim, Chairman and CEO

Los Angeles, California

May 30, 2014

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01UKBB 1 U P X + Annual Meeting Proxy Card . + A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” EACH OF PROPOSALS 2, 3, AND 5 AND FOR THE OPTION OF “1 YEAR” FOR PROPOSAL 4. For Against Abstain 2. Ratification of Selection of Independent Registered Public Accounting Firm. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2014, as described in the Proxy Statement. 4. Nonbinding Advisory Stockholder Vote on Frequency of Future Votes on Executive Compensation. To approve, on an advisory and nonbinding basis, the frequency of future votes, as described in the Proxy Statement. For Against Abstain 3. Nonbinding Advisory Stockholder Vote on Executive Compensation. To approve, on an advisory and non binding basis, the compensation paid to our “Named Executive Officers,” as described in the Proxy Statement. 1. Election of Directors. To elect the following 9 individuals to serve on the Board of Directors until the next annual meeting of shareholders and until their successors are elected and qualified: Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. 01 - Louis M. Cosso 02 - Jin Chul Jhung 03 - Kevin S. Kim 04 - Peter Y.S. Kim 05 - Sang Hoon Kim 06 - Chung Hyun Lee 07 - David P. Malone 08 - Scott Yoon-Suk Whang 09 - Dale S. Zuehls B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. IMPORTANT ANNUAL MEETING INFORMATION 5. Meeting Adjournment. To adjourn the Meeting to a later date or dates, if necessary or appropriate in the judgment of the board of directors, to permit further solicitation of additional proxies in the event there are not sufficient votes at the time of the Meeting to approve the matters to be considered by the shareholders at the Meeting. 1 Year 2 Years 3 Years Abstain 1234 5678 9012 345 MMMMMMMMM MMMMMMM MR A SAMPLE ( THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMMMMMMMMMM C123456789 C 1234567890 J N T 1 9 5 7 2 0 1 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINESACKPACK IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on June 25, 2014. Vote by Internet Go to www.investorvote.com/BBCN Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

. ANNUAL MEETING OF SHAREHOLDERS — June 26, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. The undersigned shareholder(s) of BBCN Bancorp, Inc. (the “Company”) hereby nominates, constitutes and appoints Tammy Suk Jang and Angie Yang and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”) of the Company to be held at the Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California 90005 on Thursday, June 26, 2014 at 10:30 a.m. PT, and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as stated on the reverse side. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” EACH OF PROPOSALS 2, 3, AND 5 AND FOR THE OPTION OF “1 YEAR” FOR PROPOSAL 4. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. (Continued and to be marked, dated and signed, on the other side) REVOCABLE PROXY — BBCN BANCORP, INC. Authorized Signatures — This section must be completed for your vote to be counted. — C Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q